Exhibit 10.12

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

EXECUTION COPY

DEPOCYT®

SUPPLY AND DISTRIBUTION AGREEMENT

BY AND BETWEEN

SKYEPHARMA, INC.

AND

ENZON PHARMACEUTICALS, INC.

DATED AS OF

DECEMBER 31, 2002

(i)

(CONTINUED)

(ii)

(CONTINUED)

(iii)

(CONTINUED)

(iv)

(CONTINUED)

LIST OF EXHIBITS

EXHIBIT 1.38	THE PRODUCT

EXHIBIT 1.39	PRODUCT SPECIFICATIONS

EXHIBIT 1.48	PATENTS

EXHIBIT 3.4	CLINICAL PLAN

EXHIBIT 8.1.1	QUARTERLY PAYMENT RECONCILIATION

EXHIBIT 8.3A	TRANSITIONAL SERVICES REQUESTED AND APPROVED BY ENZON

EXHIBIT 8.B	TRANSITIONAL SERVICES

(v)

DEPOCYT® SUPPLY AND DISTRIBUTION AGREEMENT

THIS DEPOCYT® SUPPLY AND DISTRIBUTION AGREEMENT dated as of the 31st day of December, 2002, is entered into by and between ENZON PHARMACEUTICALS, INC., a corporation organized and existing under the laws of Delaware, having offices located at 685 Route 202/206, Bridgewater, New Jersey 08807 (“Enzon”) and SKYEPHARMA, INC., a corporation organized and existing under the laws of the State of California, having offices located at 1450 Science Center Drive, San Diego, California 92121 (“Skye”).

PRELIMINARY STATEMENTS

WHEREAS, Skye is in possession of proprietary know-how and technology and has the expertise and skill needed to manufacture and further develop the Product (as defined below); and

WHEREAS, Skye is party to certain agreements with Chiron Corporation (“Chiron”), pursuant to which Skye has granted Chiron the exclusive marketing, sale and distribution rights for the Product in the United States; and

WHEREAS, effective as of December 31, 2002, and subject to the terms of that certain Acquisition Agreement dated November 22, 2002, by and between Skye and Chiron (the “Chiron Acquisition Agreement”), Chiron shall transfer, convey, assign and deliver to Skye all its rights to the Product in the United States; and

WHEREAS, Enzon is interested in marketing the Product and purchasing its supply of Product from Skye, and Skye is willing to grant Enzon an exclusive license to market and sell the Product in the Territory (as defined below) and supply Enzon with its requirements of Product, all upon the terms and conditions recited hereinafter.

NOW, THEREFORE, in consideration of the foregoing preliminary statements and the mutual agreements and covenants set forth herein, the Parties (as defined below) hereby agree as follows:

1. DEFINITIONS.

As used in this Agreement the following terms shall have the meanings set forth in this Section 1 unless context dictates otherwise:

1.1 “AAA” shall have the meaning assigned to such term in Section 17.2.

1.2 “Additional Indication” shall have the meaning assigned to such term in Section 3.4.3.

1.3 “Affiliate” shall mean, with respect to a Party, any entity controlling, controlled by, or under common control with, such Party. For these purposes, “control” shall refer to (i) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract or otherwise, or (ii) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of an entity.

1.4 “Agreement” shall mean this supply and distribution agreement together with the preliminary statements and all exhibits, schedules and attachments hereto.

1.5 “Breaching Party” shall have the meaning assigned to such term in Section 11.2.

1.6 “Calendar Quarter” shall mean a period of three (3) consecutive months ending at midnight, eastern time on the last day of March, June, September, or December, respectively.

1.7 “CFR” shall mean the United Stales Code of Federal Regulations.

1.8 “cGMP” shall mean current Good Manufacturing Practice as defined in Parts 210 and 211 of Title 21 of the CFR, as may be amended from time to time, or any successor thereto.

1.9 “Chiron” shall have the meaning assigned to such term in the second preliminary statement.

1.10 “Chiron Acquisition Agreement” shall have the meaning assigned to such term in the third preliminary statement.

1.11 “Commercially Reasonable Efforts” shall mean, with respect to a Party, those commercially reasonable efforts by that Party similar to the efforts that Party in good faith believes it would make in similar circumstances for its own operations at that time, it being understood that a Party’s Commercially Reasonable Efforts will not in any event require that Party to take any action that would be reasonably likely to result in a breach of any other provision of this Agreement, or any other agreement between the Parties, or any other agreement between a Party, Affiliate of such Party and/or Third Parties existing as of the Effective Date, or that the Party in good faith believes may violate any applicable law, regulation, rule, order, permit, direction or license of any court or governmental authority having appropriate jurisdiction over the Party and subject matter or would be reasonably likely to be disruptive of any material service conducted or product made at or from any of its facilities or impair its ability to provide services or Product hereunder.

1.12 “Confidential Information” shall mean, with respect to either Party, all confidential or proprietary information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) which is disclosed by or on behalf of such Party to the other Party pursuant to and in contemplation of this Agreement, inducing, without limitation, information relating to the Product or any other product of either Party and the pricing thereof; provided that such Confidential Information is identified as confidential either: (i) at the time of disclosure; or (ii) in writing, within thirty (30) days of disclosure.

1.13 “Contract Year” shall mean each calendar year period during the Term; provided, however, that the first such Contract Year shall commence on the Effective Date and end on December 31, 2003 and the last such Contract Year shall end on the final day of the Term. “Contract Year One” shall mean the first such year; “Contract Year Two” shall mean the second such year, and so on, year-by-year.

1.14 “Disclosing Party” shall have the meaning assigned to such term in Section 10.1.

1.15 “Effective Date” shall mean the date of this Agreement as set forth in the Preamble.

1.16 “Enzon” shall have the meaning assigned to such term in the preamble.

1.17 “Executive Officers” shall have the meaning assigned to such term in Section 17.1.

1.18 “Failure to Supply” shall have the meaning assigned to such term in Section 5.8.

1.19 “FDA” shall mean the United States Food and Drug Administration, or any successor agency having regulatory jurisdiction over the manufacture, distribution and sale of drugs in the United States, and its territories and possessions.

1.20 “FDC Act” shall mean the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §321 et seq., as amended, and the regulations promulgated thereunder from time to time.

1.21 “Generic Event” shall mean when a generic pharmaceutical product that is therapeutically equivalent to the Product is sold in the Territory and Unit sales of the Product in the Territory in any subsequent [**] ([**]) sequential calendar quarters decrease by [**] percent ([**]%) or more as compared to the prior [**] ([**]) sequential calendar quarters of sales. As used in this definition, “therapeutically equivalent” means that, for purposes of the United States, an AB rating is assigned to the product’s entry in the list of drug products with effective approvals published in the then-current edition of FDA’s publication “Approved Drug Products with Therapeutic Equivalence Evaluations” and any current supplement to the publication (also known as the “Orange Book”) referred to in 21 CFR 314.3 and such product is covered by an Abbreviated New Drug Application (as defined in the FDC Act). For purposes of other countries in the Territory, as used in this definition, “therapeutically equivalent” means that a rating equivalent to the FDA’s AB rating is assigned to the product by that country’s Regulatory Authority.

1.22 “Gross Margin” shall mean, with respect to a Unit of Product, the Net Unit Selling Price of such Product less the minimum Supply Price with respect to such Product of [**] U.S. Dollars (US$[**]) per Unit.

1.23 “IND” shall mean any filing made with an appropriate Regulatory Authority in the respective jurisdiction within the Territory for initiating clinical trials in such jurisdiction with respect to the use of the Product in an Additional Indication.

1.24 “HPB” shall mean the Health Protection Branch of Health Canada, or any successor agency having regulatory jurisdiction over the manufacture, distribution and sale of drugs in Canada.

1.25 “Indemnitee” shall have the meaning assigned to such term in Section 13.3.

1.26 “Indemnitor” shall have the meaning assigned to such term in Section 13.3.

1.27 “Infringement” shall have the meaning assigned to such term in Section 15.1.

1.28 “Initial Term” shall have the meaning assigned to such term in Section 11.1.

1.29 “Laboratory” shall have the meaning assigned to such term in Section 5.6.2.

1.30 “Marketing Plan” and “Marketing Plans” shall have the meaning assigned to such terms in Section 3.3.

1.31 “Minimum Annual Net Sales” shall have the meaning assigned to such term in Section 8.1.2.

1.32 “Neo-plastic Indication” shall mean the use of the Product in the treatment of solid tumor neo-plastic meningitis.

1.33 “Net Sales” shall mean the aggregate of all Net Unit Selling Prices for Units sold in the Territory by Enzon, its Affiliates and sub-distributors, if any.

1.34 “Net Unit Selling Price” shall mean, with respect to each Unit of the Product, the gross invoiced sales price with respect thereto, less the total value of the following deductions to the extent included in the gross invoiced sales price for the Unit of Product or otherwise directly paid or incurred by Enzon, its Affiliates or sub-distributors, if any, with respect to the sale of such Unit of Product: (i) reasonable and customary discounts, credits, rebates, allowances, and adjustments; (ii) price reductions or rebates retroactively or otherwise imposed by government authorities; (iii) sales, excise, turnover, value-added, and similar taxes assessed on the sale of Product (but excluding income taxes); (iv) transportation and importation directly chargeable to the sale of Product; (v) credits or refunds actually allowed for returned Product; and (vi) reasonable and customary charge backs granted to drug wholesalers based upon sales to their customers, if any; provided however, that total aggregate deductions per Unit shall be not more than what is reasonable and customary in the industry and consistent with Enzon’s normal business practices.

1.35 “Non-breaching Party” shall have the meaning assigned to such term in Section 11.2.

1.36 “Party” shall mean Skye or Enzon and, when used in the plural, shall mean Skye and Enzon.

1.37 “Phase IV Trial” shall have the meaning assigned to such term in Section 3.4.2.

1.38 “Product” shall mean the formulation of cytarabine known as DTC 101 which is currently sold under the tradename DepoCyt as further described on Exhibit 1.38.

1.39 “Product Specifications” shall mean the specifications for the Product set forth on Exhibit 1.39 and such other packaging and labeling specifications as are approved by the applicable Regulatory Authorities.

1.40 “Q1” shall have the meaning assigned to such term in Section 5.2.

1.41 “Receiving Party” shall have the meaning assigned to such term in Section 10.1.

1.42 “Registration” shall mean, with respect to each country in the Territory, written approval of a Registration Application for the Product filed in such country, including pricing or reimbursement, where applicable, by the Regulatory Authority in such country.

1.43 “Registration Application” shall mean a New Drug Application under the FDC Act and the regulations promulgated thereunder, or a comparable filing for Registration in a country, in each case with respect to the Product in the Territory.

1.44 “Regulatory Authority” shall mean the FDA in the U.S., the HPB in Canada, and any successor(s) thereto as well as any other state or local health regulatory authorities having jurisdiction for any activities contemplated by the Parties.

1.45 “Renewal Term” shall have the meaning assigned to such term in Section 11.1.

1.46 “Skye” shall have the meaning assigned to such term in the second preliminary statement.

1.47 “Skye Know-How” shall mean all information and data, which is not generally known, including formulae, procedures, protocols, techniques and results of experimentation and testing, which are necessary or useful to make, use, develop, sell or seek regulatory approval in the Territory to market the Product, which Skye owns or controls and which is in the possession of Skye on the Effective Date or thereafter during the Term.

1.48 “Skye Patents” shall mean all patents (including, without limitation, all reissues, extensions, substitutions, re-registrations, re-examinations, re-validations, supplementary protection certificates and patents of addition) and patent applications (including, without limitation, all provisional applications, continuations, continuations-in-part and divisions) which are useful or necessary for the development, manufacture, use, marketing or sale of Product and which Skye owns, possesses or controls during the Term. A list of the Patents as of the Effective Date is attached as Exhibit 1.48.

1.49 “Skye Technology” shall mean the Skye Know-How and the Skye Patents.

1.50 “Supply Price” shall have the meaning assigned to such term in Section 8.1.1.

1.51 “Term” shall have the meaning assigned to such term in Section 11.1.

1.52 “Territory” shall mean the United States and Canada.

1.53 “Testing Methods” shall have the meaning assigned thereto in Section 5.6.

1.54 “Third Party” shall mean any person who or which is neither a Party nor an Affiliate of a Party.

1.55 “Trademark(s)” shall mean the DepoCyt trademark that Skye has registered in the United States and applied for registration in Canada in connection with the Product, or such other trademark that Skye registers for use with the Product.

1.56 “Unit” shall mean a vial of the Product as described in Exhibit 1.38.

1.57 “United States” or “U.S.” shall mean The United States of America, including its possessions and territories.

2. REPRESENTATIONS, WARRANTIES AND COVENANTS.

2.1 Representations by Each Party. Each Party hereby represents and warrants to the other Party, as of the Effective Date, that:

2.1.1 such Party (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated; (ii) has the corporate power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted; and (iii) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not have a material adverse effect on the properties, business, financial or other condition of such Party and would not materially adversely affect such Party’s ability to perform its obligations under this Agreement;

2.1.2 such Party (i) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; and (ii) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. The Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms;

2.1.3 such Party has obtained all necessary consents, approvals and authorizations of all governmental authorities and Third Parties required to be obtained by such Party in connection with this Agreement; and

2.1.4 the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) do not, to the best of such Party’s knowledge, conflict with or violate any requirement of applicable laws or regulations; and (ii) do not conflict with, or constitute a default under, any contractual obligation of such Party.

2.2 Representations by Skye. Skye hereby represents, warrants and covenants to Enzon that:

2.2.1 Skye is the owner of, or has exclusive rights to, all of the Skye Patents in existence on the Effective Date, and has the exclusive right to grant the rights granted under this Agreement. Without limiting the foregoing, Skye has made all payments necessary to effect the closing of the Chiron Acquisition Agreement on or before the Effective Date. No Skye Patent is, or during the Term of this Agreement will be, the subject of any lien or other encumbrance that interferes or could in the future interfere with Enzon’s enjoyment of the rights granted to Enzon in this Agreement. To the knowledge of Skye, all of the issued Skye Patents as of the Effective Date are valid, in full force and effect and have been maintained to date, and are not the subject of any interference or opposition proceedings;

2.2.2 there is no pending or, to the knowledge of Skye, threatened claim, interference, opposition or demand of any Third Party challenging the ownership, validity or scope of any of the Skye Patents in existence as of the Effective Date;

2.2.3 Skye is the owner of a Registration for the Product in the lymphomatous meningitis indication in the U.S. and in Canada and, to the knowledge of Skye, each of such Registrations is in full force and effect and has been maintained to date;

2.2.4 Skye shall perform its obligations as set forth in this Agreement, in compliance with good laboratory and clinical practices and cGMP, in each case as applicable under the laws and regulations of the Territory;

2.2.5 Skye has not entered into any agreement with any Third Party that is in conflict with the rights granted to Enzon pursuant to this Agreement; and

2.2.6 as of the Effective Date, the amount of the Product in the distribution channel does not exceed a six (6) week inventory of such Product based on historical, customary sales levels for the Product in the normal course of business.

2.3 Representations by Enzon. Enzon hereby represents, warrants and covenants to Skye that:

2.3.1 Enzon shall use Commercially Reasonable Efforts to market and sell the Product throughout the Territory;

2.3.2 Enzon shall comply with all applicable laws, rules and regulations (including, without limitation, those applicable to the importation and exportation of Product) in connection with the performance of its obligations under this Agreement;

2.3.3 Enzon is legally qualified to conduct the business contemplated herein in all jurisdictions where such qualification is necessary to perform its obligations under this Agreement, except to the extent that failure to so qualify would not have a material adverse effect on its business or on its performance of such obligations; and

2.3.4 Enzon shall make no warranty, guaranty or other assurance with regard to the Product other than as set forth in Section 9.

3. APPOINTMENT; RIGHTS AND OBLIGATIONS.

3.1 Appointment. Subject to the terms and conditions of this Agreement and Chiron’s rights under the Chiron Acquisition Agreement to supply transitional services and use the Trademark in connection therewith, Skye hereby appoints Enzon as of the Effective Date to be its exclusive distributor for the sale of the Product in the Territory. Enzon hereby accepts such appointment and agrees to fulfill its obligations and responsibilities as set forth in this Agreement. In connection with the appointment of Enzon set forth herein, and subject to Chiron’s rights under the Chiron Acquisition Agreement to supply transitional services and use the Trademark in connection therewith, Skye hereby grants to Enzon as of the Effective Date:

3.1.1 the exclusive right and license (including as to Skye) under the Skye Technology to use, market, sell, have sold and distribute the Product in the Territory during the Term; and

3.1.2 the exclusive right and license to use the Trademark(s) and Skye’s trade name in each country of the Territory during the Term in connection with the marketing and sale of Product as contemplated in this Agreement.

3.2 Right to Appoint Sub-distributors. Enzon shall have the right to appoint sub- distributors of the Product in the Territory; provided that no such appointment shall be valid unless: (i) Enzon shall guarantee and be responsible for the making of all payments due, and the making of any reports under this Agreement, with respect to sales of Product by its sub- distributors and their compliance with all applicable terms of this Agreement; and (ii) each sub- distributor agrees in writing to maintain books and records and permit Skye to review such books and records pursuant to the relevant provisions, and to observe all other applicable terms, of this Agreement.

3.3 Marketing Plan. Within forty-five (45) days of the Effective Date, and on or before November 15th of each Contract Year during the Term, Enzon shall provide to Skye, for its review and approval (which approval shall not be unreasonably withheld), Enzon’s marketing plan for the Product for the following Contract Year (each such plan a “Marketing Plan”, and collectively, the “Marketing Plans”). Each Marketing Plan which shall include, without limitation, good faith purchase and distribution objectives, Net Sales targets and projections with respect to sales force staffing levels, marketing research, physician education, advertising and detailing.

3.4 Maintenance of Registration(s); Additional Development Efforts.

3.4.1 Skye shall use Commercially Reasonable Efforts to maintain in full force and effect the Registrations for the Product, and to comply with all conditions attached to such Registrations.

3.4.2 The Parties acknowledge that Skye is currently conducting a phase IV clinical trial entitled Skye 0101-010 as set forth in Exhibit 3.4 (the “Phase IV Trial”). Skye shall at its sole expense, use Commercially Reasonable Efforts to conduct the Phase IV Trial, as may be amended by Skye from time to time in consultation with the FDA and Enzon, as may be applicable, and prepare and file any and all Registration Applications and other regulatory filings in the Territory through and including Registration, and, thereafter shall use Commercially Reasonable Efforts to maintain any such Registrations.

3.4.2.1 For the avoidance of doubt, Skye shall not be required to (i) undertake any clinical trials not set forth in the clinical plan annexed hereto as Exhibit 3.4 unless required to do so by the FDA to maintain the Registration of the Product in the lymphomatous meningitis indication or any other indication(s) that may be approved; and/or (ii) prepare or file any Registration Applications or other regulatory filings with respect to the Neo-plastic Indication unless the clinical trials conducted by Skye pursuant to Section 3.4.2 produce statistically significant results sufficient to support such a filing.

3.4.2.2 To better allow Enzon to prepare to market the Product in the Neo-plastic Indication following receipt of Registration, Skye agrees to provide to Enzon copies of all protocols and other documentation related to the conduct of the clinical trials for Enzon’s review and comment and, to the extent reasonable, permit Enzon, at its sole cost and expense, to participate in meetings with investigators and clinicians regarding such clinical trials.

3.4.3 The Parties also recognize that from time to time Skye may conduct research resulting in the discovery that the Product demonstrates utility outside the currently approved indication of lymphomatous meningitis and the Neo-plastic Indication (each such use, an “Additional Indication”). In each such case, Skye shall, as may be appropriate, in its sole discretion, conduct all clinical trials and prepare and file any and all INDs, Registration Applications and other regulatory filings for the use of the Product in any Additional Indication in the Territory through and including Registration, and, thereafter shall be responsible for maintaining such Registrations, as it may deem appropriate, in its sole discretion; provided however, that in the event the Parties determine that there is an Additional Indication that they wish to develop together, they shall negotiate in good faith the funding responsibilities of the respective Parties as well as appropriate changes to the financials regarding the supply and distribution of the Product for such Additional Indication(s), including but not limited to adjustments to the Supply Price, which shall be set forth in an amendment or addendum to this Agreement, as may be appropriate.

3.4.4 Skye shall appoint, and hereby does appoint, Enzon as its exclusive distributor under the Skye Technology to use, market, sell, have sold and distribute the Product in the Neo-plastic Indication and, subject to the provisions of Section 3.4.3, any Additional Indication(s) that may be developed by Skye during the Term for which Registration may be obtained.

4. SALES AND MARKETING.

4.1 Obligations of Enzon. During the term of this Agreement, Enzon shall use Commercially Reasonable Efforts to promote, sell and distribute the Product to customers within the Territory as if Enzon were undertaking such efforts for a product of its own. Enzon shall be solely responsible for, and shall bear all costs associated with, all marketing activities related to the Product in the Territory including, but not limited to, the development of advertising campaigns, sales material, trade show support and educational campaigns; provided, however, that to the extent that it is permitted to do so, Skye shall provide to Enzon, free of charge, access to the marketing materials (including detail aids, promotional tools, graphics, slides and journal advertisements) used by Skye’s distributors of the Product outside the Territory. Any and all costs associated with such access including, without limitation, copying and/or printing expenses or other costs of transferring such marketing materials to the Territory shall be the sole responsibility of Enzon. Furthermore, Enzon agrees that it shall:

4.1.1 use Commercially Reasonable Efforts to satisfy the demand for the Product throughout the Territory and attempt to increase the demand for such Product by, among other things, servicing substantially all customer accounts with reasonable frequency;

4.1.2 maintain adequate sales and warehouse facilities and employ a sufficient number of experienced and qualified personnel to promote the sale of the Product and perform the activities approved and set forth in the Marketing Plan;

4.1.3 maintain a sufficient inventory of Product and support material to reasonably fulfill the requirements of its customers in the Territory;

4.1.4 maintain adequate records concerning the sale of the Product as required by any applicable Regulatory Authority in the Territory;

4.1.5 use only advertising literature approved by Skye; provided that Enzon shall submit such advertising literature to Skye at least fifteen (15) business days in advance of its intended use of same and such advertising literature shall be deemed to have received Skye’s approval unless Skye provides Enzon with written notice of rejection within fifteen (15) business days following submission by Enzon;

4.1.6 immediately forward to Skye information concerning any and all charges, complaints or claims reportable to any Regulatory Authority relating to the Product that may come to Enzon’s attention; and

4.1.7 obtain and maintain in full force and effect all necessary licenses, permits, records and authorizations required by law (excluding the Registrations for the Product) and fully observe and comply with all applicable laws, ordinances, rules and regulations including, but not limited to, those of the applicable Regulatory Authorities.

4.2 Trademark; Logos. Enzon shall market the Product throughout the Territory under the Trademark(s) and all marketing materials for the Product shall display the Trademark(s). In addition: (i) all marketing materials shall display the trade names and logos of Skye and Enzon, subject in all cases to the requirements of the applicable Regulatory Authorities; and (ii) all labeling and packaging shall state that the Product is manufactured by Skye and distributed by Enzon.

4.3 Extra-territorial Sales. The Parties acknowledge that some of Enzon’s customers in the Territory may have facilities/operations located outside the Territory where Product may be shipped for use. The Parties also acknowledge that Skye already has appointed, and/or intends to appoint, Third Parties to distribute Product outside the Territory. Therefore, during the Term, Enzon agrees to undertake in good faith and use Commercially Reasonable Efforts not to market or sell Product to or for:

4.3.1 customers located entirely outside the Territory; or

4.3.2 customers who Enzon reasonably believes intend to use Product purchased from Enzon primarily outside the Territory.

5. SUPPLY.

5.1 Generally. Subject to the terms and conditions of this Agreement, Skye shall supply Enzon, and Enzon shall purchase from Skye, all of Enzon’s requirements of Product for sale in the Territory. Skye shall maintain sufficient inventory of the Product to fulfill its supply obligations under this Section 5.

5.2 Forecasts. Enzon’s initial forecast of Units of Product estimated to be required on; a quarterly basis during the first twelve (12) months after the Effective Date shall be provided by Enzon to Skye within ten (10) days after the Effective Date, and shall serve as the first firm commitment for quantities of Product (for the current Calendar Quarter) and rolling written forecast required by this Section 5.2. Thereafter not later than ninety (90) days prior to the first day of each Calendar Quarter (“Q1”), Enzon shall place a firm commitment for quantities of the Product, in writing, for Q1 and simultaneously indicate its estimated requirements for each of the following three (3) Calendar Quarters,

5.3 Orders. All orders of Product shall be made on Enzon’s form of purchase order; however, each purchase order or any acknowledgement thereof, whether printed, stamped, typed or written shall be governed by the terms of this Agreement and none of the provisions of such purchase orders or acknowledgements shall be applicable, except those specifying the quantity of Product ordered or general delivery date and shipping instructions and other general non-contractual invoice information.

5.3.1 Enzon shall submit orders for Product at least ninety (90) days in advance of its requested delivery date.

5.3.2 Said orders shall be consistent with Skye’s current minimum batch sizes for the Product, or multiples thereof, currently estimated to be between [**] ([**]) and [**] ([**]) Units.

5.3.3 Notwithstanding the foregoing, Skye will be required to accept firm orders for Product placed in Q1 only for quantities equal to the lesser of: (i) the quantities of such Product reflected in the most recent forecast for Q1, (ii) +/-[**]% of the quantities of such Product reflected for Q2 in the forecast provided immediately preceding the most recent forecast, and (iii) +/-[**]% of the quantities of such Product reflected for Q3 in the forecast provided immediately preceding the forecast referred to in subclause (ii). Skye will use Commercially Reasonable Efforts to supply quantities of Product exceeding the amounts set forth in this Section 5.3.3; provided however the Parties agree that Skye does not have an obligation to do so pursuant to this Agreement.

5.4 Packaging. Enzon and Skye shall agree upon the secondary packaging of the Product for the Territory. Skye shall be responsible for the content of the prescribing information and Enzon shall be responsible for correctly labeling and packaging the Product supplied by Skye hereunder, which labeling and packaging shall in all cases be in compliance with all requirements of the applicable Regulatory Authorities.

5.5 Shipment. All Product shall be shipped FOB Skye’s facility in San Diego, United States, via the carrier specified in Enzon’s purchase order or, if not specified, by any commercially reasonable carrier, to the location specified by Enzon in its purchase order. Freight and insurance shall be for the account of Enzon, and all risk of loss, delay or damage in transit shall be with Enzon from and after delivery to the carrier. Each shipment of Product hereunder shall be accompanied by a certified quality control protocol and certificate of analysis for each lot of Product therein as set forth in Section 7.2.4, as well as such customs and other documentation as is necessary or appropriate. Enzon shall notify Skye of any partial loss, damage, defect or non-delivery of any shipment, or part thereof within five (5) business days after delivery of such shipment to Enzon or, if such loss, damage or non-delivery is not evident at the time of delivery, not later than thirty (30) days after delivery, or such longer period as may be agreed upon by the Parties.

5.6 Acceptance/Rejection. Within thirty (30) days from the date of receipt of each shipment of the Product, and prior to releasing such Product for sale to customers, Enzon shall conduct (i) a visual inspection of the Product for defects or damages; (ii) an inspection of all associated quality assurance documents, including, without limitation, the certificate of analysis; and (iii) random testing of Units of Product which shall be done in accordance with the test procedures established by Skye from time to time (the “Testing Methods”). Enzon shall have the right to return any Product to the extent Enzon determines that the Product fails to conform with the Product Specifications following such inspection. All or any part of any shipment may be held for Skye’s disposition and at Skye’s expense if found to be not in conformance with the Product Specifications.

5.6.1 All Product delivered to Enzon hereunder shall be deemed to materially conform with the Product Specifications unless Skye receives from Enzon written notice, not later than thirty (30) days after Enzon’s receipt of a given shipment, specifying the shipment, purchase order number and the exact nature of the failure of such shipment to conform, along with reasonable evidence of such non-conformity (including a sample of the Product from the shipment analyzed); provided, however, that Enzon’s failure to advise Skye in a timely manner that a shipment of the Product does not conform to the Product Specifications shall not prejudice Enzon’s right to reject or revoke acceptance of the Product if the defect or other non-conforming condition which justifies rejection or revocation could not have been detected by Enzon’s inspection undertaken pursuant to Section 5.6.

5.6.2 If at any time Enzon does not accept, or revokes its acceptance of, all or any part of a shipment of the Product, then the Parties shall have sixty (60) days from the date of Skye’s receipt of Enzon’s notification to resolve any dispute regarding whether all or any part of such shipment of the Product conforms with the Product Specifications. Disputes between the Parties as to whether all or any part of a shipment rejected by Enzon conforms with the Product Specifications not resolved in the sixty (60) day period shall be resolved by an independent cGMP testing laboratory or consultant acceptable to both Enzon and Skye (the “Laboratory”). The determination of the Laboratory with respect to all or part of any shipment of Product shall be final and binding upon the Parties. The fees and expenses of the Laboratory making such determination shall be paid by the Party against which the determination is made.

5.7 Replacement Product. If any Product is determined not to conform to the Product Specifications, upon Enzon’s request, Skye shall promptly deliver, or cause to be delivered, to Enzon conforming Product in the same quantity as the rejected Product.

5.8 Failure to Supply. In the event that for a period of not less than [**] ([**]) consecutive months Skye has shipped none of the quantities of Product ordered by Enzon during such [**] ([**]) month period (a “Failure to Supply”):

5.8.1 the Minimum Annual Net Sales requirements set forth in Section 8.1.2 shall be waived for the Contract Year(s) in which such Failure to Supply occurs and continues to occur; and

5.8.2 in the event that such a Failure to Supply occurs during Contract Year One or Contract Year Two, Skye shall pay to Enzon a one-time only payment of [**] U.S. Dollars (US$[**]) within thirty (30) days of the expiration of the [**] ([**]) month period as liquidated damages for such Failure to Supply and in lieu of any and all other payments (including, but not limited to, damages or other relief in the event of a termination by Enzon for breach by Skye under Section 11.2) to Enzon. In the event that such a Failure to Supply occurs during Contract Year Three or thereafter, no payment shall be due Enzon under this Section 5.8.2, provided however, that at such time and in the event of termination of this Agreement by Enzon pursuant to Section 11.2, Enzon shall be entitled to seek damages for such Failure to Supply.

6. REGULATORY MATTERS.

6.1 Adverse Experience Reporting. Skye and Enzon shall report to the other any information of which they have knowledge concerning any adverse drug experience in connection with the use of the Product, including the incidence or severity thereof, associated with non-clinical toxicity studies, clinical uses, studies, investigations or tests, whether or not determined to be attributable to the Product Reports of routine adverse drug experiences of the type defined in Section 214.80 of Title 21 of the CFR shall be exchanged by each Party on a Calendar Quarter basis. Reports of serious adverse drug experiences of the type defined in Sections 312.32 and 314.80 of Title 21 of the CFR shall be made available to the other Party within twenty-four (24) hours after a Party becomes aware of such serious adverse drug experience. Upon receipt of any such information concerning any serious adverse drug experience by either Skye or Enzon, the Parties shall promptly consult each other and use Commercially Reasonable Efforts to arrive at a mutually acceptable procedure for taking such possible actions as appropriate or required under the circumstances; provided, however, that nothing contained herein shall be construed as restricting the right or duty of either Party to make a required report or submission to the FDA, or take any other action that it deems to be appropriate or required by applicable law or regulation. Notwithstanding anything to the contrary contained in this Agreement, Skye shall be responsible for making all reports of adverse drug experience to the FDA and/or any other applicable Regulatory Authority.

6.2 Recall Action.

6.2.1 In the event Skye is required or voluntarily decides to initiate a recall, withdrawal, or field correction of the Product, Skye shall notify Enzon and provide a copy of its proposal, including the recall letter, for review prior to initiation of such action and the Parties shall fully consult and cooperate with each other concerning the need for such a recall and in order to develop and execute a recall plan, as necessary. In conjunction with such recall, Enzon shall assist, at Skye’s sole discretion and expense, in the investigation to determine the cause and extent of the problem.

6.2.2 In the event that Enzon independently believes that a recall, withdrawal, or field correction of the Product may be necessary or appropriate, Enzon shall notify Skye of Enzon’s belief, and the Parties shall fully cooperate with each other concerning the necessity and nature of such action.

6.2.3 All coordination of any recall or field correction activities involving Product shall be handled by Skye, in cooperation with Enzon, whether or not such action was initially requested by Enzon.

6.3 Recall Expenses. In the event that any Product is recalled as a direct result of the negligent or intentionally wrongful acts or omissions of Enzon or its representatives, then Enzon shall bear all of the costs and expenses of such recall, including expenses related to communications and meetings with all required regulatory agencies, expenses of replacement stock, the cost of notifying customers and costs associated with shipment of recalled Product from customers and shipment of an equal amount of replacement Product to those same customers. In the event that any Product is recalled as a direct result of the negligent or intentionally wrongful acts or omissions of Skye or its representatives or as result of Product misbranding or failure to meet Product Specifications, then Skye shall bear all of the costs and expenses of such recall, including expenses related to communications and meetings with all required regulatory agencies, expenses of replacement stock, the cost of notifying customers and costs associated with shipment of recalled Product from customers and shipment of an equal amount of replacement Product to those same customers. To the extent that the reason for any recall of Product hereunder is in part the responsibility of Skye and in part the responsibility of Enzon or is not due to the fault of either Party, then the expenses shall be allocated in an equitable manner between the Parties.

6.4 Debarment. Each of Enzon and Skye represent that it is not debarred under the Generic Drug Enforcement Act of 1992 and that it does not employ or use the services of any person or entity who is debarred or has engaged in activity that could lead to debarment.

7. MANUFACTURE.

7.1 Manufacturing Rights. Except as otherwise provided herein, Skye shall have the exclusive right to manufacture or have manufactured the Product in the Territory.

7.2 Manufacturing Obligations.

7.2.1 The Product shall be manufactured in accordance with cGMPs promulgated by the FDA, the Product Specifications and in accordance with the regulatory specifications and methods described and approved in the Registration.

7.2.2 For quality control, Skye shall conduct in-process and final controls in accordance with the Testing Methods. Skye shall be responsible for the validation of all manufacturing processes and processing systems and shall maintain its programs for change control for the validated process, systems, and computer systems.

7.2.3 Skye shall store for each shipment of manufactured Product the respective documentation as well as retain a sample for one (1) year beyond expiration of the Product. Skye shall provide quality control examination of the retained sample representing the beginning, middle and end of the packaging operation prior to release to assure the Product’s packaging is in accordance with the Product Specifications.

7.2.4 Skye shall provide a certificate of analysis to Enzon for each batch of the Product delivered hereunder.

7.2.5 Skye will provide final reports, including recommendation for the Product disposition for all investigations involving:

7.2.5.1 foreign matter/particulate contamination;

7.2.5.2 initial sterility test failure (if applicable); and

7.2.5.3 initial endotoxin test failure (if applicable).

7.2.6 Skye shall be responsible for the investigation of any Product complaints arising from the manufacturing process, packaging or labeling following notification from Enzon.

7.2.7 Skye will provide Enzon with annual product reviews which will include complaint and stability analysis. Such reviews shall be available at time of audits or upon reasonable request.

7.2.8 Skye will provide Enzon with Material Safety Data Sheets as required for the Product, and updates as necessary.

7.2.9 Skye shall be responsible for maintaining compliance with official compendia.

7.3 Inspections. In performing its obligations hereunder, Skye shall:

7.3.1 At any time during the Term, but not more than once per Contract Year, permit Enzon’s representatives to inspect, upon reasonable prior notice, which shall in no case be less than fifteen (15) days, and during normal business hours, Skye’s facilities where the Product is manufactured or stored to review Skye’s compliance with the Product Specifications, applicable environmental, health and safely regulations, cGMP and good laboratory practices, and to evaluate Skye’s capability for responding effectively to any spills or releases of hazardous materials utilized or produced by Skye in the manufacture of the Product. In the event such representatives conclude that any non-conformity exists with respect to such Product Specifications or regulations: (i) the Parties, in addition to any other rights or remedies available to such Parties, shall use their respective diligent efforts to resolve the issue as promptly as possible, and (ii) Skye shall permit Enzon’s representatives to re-inspect such facilities thereafter to determine whether such non-conformity has been rectified.

7.3.2 Report to Enzon as soon as possible any of the following incidents related to the manufacture of the Product:

7.3.2.1 fire;

7.3.2.2 explosion;

7.3.2.3 environmental event;

7.3.2.4 serious injury; and/or

7.3.2.5 physical damage.

7.3.3 Permit Enzon to review Skye’s licenses and permits relating to the manufacture of the Product.

7.3.4 Notify Enzon of any inspection by the FDA, or similar government regulatory entity, of any facility where the Product is manufactured where such inspection could result in an adverse effect on the Product, and provide a copy of the results of that inspection and corrective actions taken or to be taken in response to their observations.

8. CONSIDERATION; PAYMENTS; REPORTS.

8.1 Supply Price; Minimums.

8.1.1 In consideration of the Product supplied, licenses granted and the services provided by Skye under this Agreement, Enzon shall pay to Skye the price (the “Supply Price”) for Product ordered and shipped hereunder equal to the greater of: (i) (A) [**] percent ([**]%) of the Net Unit Selling Price on annual Net Sales up to and including [**] U.S. Dollars (US$[**]); and (B) [**] ([**]%) of the Net Unit Selling Price on incremental annual Net Sales in excess of [**] U.S. Dollars (US$[**]); or (ii) [**] U.S. Dollars (US$[**]) per Unit. The Supply Price shall be paid as follows:

8.1.1.1 Skye shall submit invoices to Enzon for payment of [**] U.S. Dollars (US$[**]) per Unit for quantities of Product ordered promptly after each shipment thereof. Payments shall be made by Enzon within forty-five (45) days of the invoice date; and

8.1.1.2 within sixty (60) days after the end of each Calendar Quarter during the Term, Enzon shall provide Skye with a quarterly reconciliation report, in the form attached hereto as Exhibit 8.1.1, that reflects (i) the calculation of the actual Net Unit Selling Price, (ii) aggregate Net Sales that accrued during such Calendar Quarter, (iii) the amount previously invoiced by, and paid to, Skye, and (iv) the reconciliation amount to be paid to Skye. Each such statement shall also set forth any amounts to be reimbursed to Enzon under Section 8.3 with respect to any discounts, chargebacks, returns or rebates relating to sales of Product that occurred prior to the Effective Date, and be accompanied by payment of the amount set forth in the reconciliation, calculated as set forth on Exhibit 8.1.1 together with reasonable evidence of the discount, chargeback, return and/or rebate amounts being reimbursed. For purposes of this Agreement, the Net Unit Selling Price and Net Sales shall accrue when the Product is shipped by Enzon, its Affiliates or sub-distributors, if any.

8.1.2 Notwithstanding anything contained herein to the contrary, and subject to Section 5.8 and this Section 8.1.2, Enzon agrees that Enzon, together with its Affiliates and sub-distributors, if any, shall achieve minimum annual Net Sales of Product in the Territory (the “Minimum Annual Net Sales”) which, in the aggregate, shall not be less than as follows:

8.1.2.1 by the end of Contract Year One, [**] percent ([**]%) of aggregate Net Sales for the Product during calendar year 2002. Skye shall provide a report to Enzon of Net Sales for the Product during calendar year 2002 by February 28, 2002;

8.1.2.2 unless otherwise provided in Section 8.1.2.3, for each Contract Year thereafter and throughout the Term, [**] U.S. Dollars (US$[**]);

8.1.2.3 in the event that: (i) Enzon is acquired (whether through merger, sale of stock representing sixty percent (60%) or more of the outstanding voting stock of Enzon, or sale of all or substantially all of Enzon’s assets or otherwise), or (ii) a sale of the division or portion of the business of Enzon which markets and distributes the Product is consummated; then for each Contract Year thereafter and throughout the Term, the Net Sales of Product in the Territory for the four (4) sequential calendar quarters immediately prior to the consummation of such event: and

8.1.2.4 notwithstanding the preceding, all such Minimum Annual Net Sales requirements shall cease commencing with the calendar quarter following the calendar quarter in which a Generic Event occurs, and the Minimum Annual Net Sales shall be pro rated for the Contract Year in which such Generic Event occurs.

In the event Enzon fails to achieve the Minimum Annual Net Sales requirements set forth in this Section 8.1.2 during any Contract Year, Enzon shall pay to Skye, within sixty (60) days of the end of such Contract Year, the difference between: (i) the aggregate Supply Price actually owed and/or paid by Enzon to Skye during such Contract Year; and (ii) the aggregate Supply Price that would have been paid to Skye for such Contract Year upon the achievement of the Minimum Annual Net Sales requirements set forth herein. In addition to the foregoing, commencing in Contract Year Two, in the event Enzon fails to achieve the Minimum Annual Net Sales requirements set forth in this Section 8.1.2 in any two consecutive Contract Years, Skye shall, in addition to any other rights or remedies available hereunder, be entitled to terminate this Agreement pursuant to Section 11.3.

8.1.3 In the event that a Generic Event occurs, the Parties shall discuss in good faith, for a period of thirty (30) days thereafter, whether, and to what extent, if any, changes should be made to the Supply Price to fairly allocate the economic burdens of such Generic Event between the Parties.

8.1.4 In the event that, as a result of changes in market conditions beyond the reasonable control of Enzon, the average Gross Margin for the Product during any two (2) consecutive Calendar Quarters falls below [**] percent ([**]%), the Parties shall meet and discuss appropriate changes, if any, to the minimum Supply Price; provided however, that in no case shall the Supply Price fall below Skye’s fully burdened manufacturing cost plus [**] percent ([**]%). If after ninety (90) days of negotiations, the Parties are unable to agree on appropriate changes, if any, to the minimum Supply Price, the matter shall be resolved through arbitration in accordance with the provisions set forth in Section 17.2.

8.2 Milestones.

8.2.1 In further consideration of the Product supplied, licenses granted and the services provided by Skye under this Agreement, Enzon shall pay to Skye a non-refundable, non-creditable up-front payment of [**] U.S. Dollars (US$[**]) upon the execution of this Agreement.

8.2.2 In further consideration of the Product supplied, licenses granted and the services provided by Skye under this Agreement, Enzon shall, within thirty (30) days of the first occurrence of each event set forth in the table below, pay to Skye the corresponding non-refundable milestone payment:

MILESTONE EVENT	MILESTONE PAYMENT
[**] of [**] in the [**] in any [**] ([**]) consecutive [**] equals [**] U.S. Dollars (US$[**])	[**] U.S. Dollars (US$[**])

[**] of [**] in the [**] in any [**] ([**]) consecutive [**] equals [**] U.S. Dollars (US$[**])	[**] U.S. Dollars (US$[**])

[**] in the [**] of the [**] for the [**] on or [**]	[**] U.S. Dollars (US$[**])

[**] in the [**] of the [**] for the [**] after [**] but on or before [**]	[**] U.S. Dollars (US$[**])

[**] in the [**] of the [**] for the [**] after [**]	[**] U.S. Dollars (US$[**])

8.3 Transitional Services. In further consideration of the Product supplied, licenses granted and the services provided by Skye under this Agreement, Enzon shall reimburse Skye for payments to Chiron for those transitional services provided by Chiron pursuant to the Chiron Acquisition Agreement in connection with the wind-down by Chiron and transition of responsibility for such services to Enzon, solely to the extent that Enzon has requested and approved such transitional services as set forth on Exhibit 8.3A. The transition services to be provided by Chiron which Enzon may request and fees therefor are set forth on Exhibit 8.3B which is attached hereto and made a part hereof. Skye shall submit invoices to Enzon for the payment of such requested and approved transitional services promptly after receipt of same from Chiron. Payments shall be made by Enzon to Skye within thirty (30) days of the invoice date. In addition, if during the period commencing as of the Effective Date and ending on May 15, 2003, Enzon is charged any discounts, chargebacks, rebates or returns with respect to sales of the Product, Skye shall reimburse Enzon for such amounts as set forth in Section 8.1.1.2.

8.4 Mode of Payment. Enzon shall make all payments required under this Agreement as directed by Skye from time to time in U.S. Dollars. For the purposes of computing Net Sales of Product sold in a currency other than U.S. Dollars, such currency shall be converted into U.S. Dollars at an exchange rate equal to the buy rate of U.S. dollars published in the East Coast Edition of The Wall Street Journal for the last business day of the applicable Calendar Quarter. Such payments shall be without deduction of exchange, collection or other charges.

8.5 Late Charges. Amounts not paid when due as set forth in this Section 8 shall be subject to a late charge at a rate of interest equal to the base lending rate on corporate loans posted by at least [**] percent ([**]%) of the U.S.’s largest banks, as reported on the date such payment is due by the East Coast Edition of The Wall Street Journal as the prime rate, plus [**] percent ([**]%), with daily compounding of interest. Payment by Enzon of such late charges shall not foreclose any other rights or remedies which Skye may have hereunder with respect to such late payments.

8.6 Records Retention. Enzon shall keep true, accurate and complete records with respect to the calculation of the Net Unit Selling Price, Net Sales and Supply Price paid under this Agreement for a period of three (3) years after the year in which the sale of the Product generating the same occurred, and in sufficient detail to allow Skye to confirm the accuracy of all payments made hereunder.

8.7 Audit Rights. At the request of Skye, Enzon, its Affiliates and sub-distributors, if any, shall permit an independent certified public accountant appointed by Skye, at reasonable times and upon reasonable notice (but in no event more than once per calendar year), to examine those records and all other material documents relating to or relevant to the Net Unit Selling Price, Net Sales and Supply Price in the possession or control of Enzon, its Affiliates, and/or sub-distributors, if any, for a period of two (2) years after same have accrued, as may be necessary: (i) to determine the correctness of any report or payment made under this Agreement; or (ii) to obtain information as to same with respect to any Calendar Quarter in the event of Enzon’s failure to report or pay pursuant to this Agreement. Said accountant shall not disclose to Skye any information other than information relating to said reports and payments. The results of any such examination shall be made available to both Parties. Skye shall bear the full cost of the performance of any such audit except as hereinafter set forth. If, as a result of any inspection of the books and records of Enzon, its Affiliates and/or sub-distributors, if any, it is shown that Enzon’s payments under this Agreement were less than the amount which should have been paid, then Enzon shall make all payments required to be made to eliminate any discrepancy revealed by said inspection within forty-five (45) days after Skye’s demand therefor. Furthermore, if the payments made by Enzon were less than [**] percent ([**]%) of the amount of payments that should have been paid with respect to the period in question, Enzon shall also reimburse Skye for the cost of such examination.

8.8 Taxes. In the event that Enzon is required to withhold any tax to the tax or revenue authorities in the Territory regarding any payment to Skye, such amount shall be deducted from the payment to be made by Enzon, and Enzon shall promptly notify Skye of such withholding and, within a reasonable amount of time after making such deduction, furnish Skye with copies of any tax certificate or other documentation evidencing such withholding. Each

Party agrees to cooperate with the other Party in claiming exemptions from such deductions or withholding under any agreement or treaty from time to time in effect:.

9. PRODUCT WARRANTY.

9.1 Guaranty and Warranty. Skye guarantees and warrants to Enzon that the Product shipped to Enzon pursuant to this Agreement shall:

9.1.1 at the time of shipment, not be adulterated or misbranded within the meaning of the FDC Act, as such FDC Act is constituted and effective at the time of shipment, and shall not be an article which may not under the provisions of Section 404 and 505 of such FDC Act be introduced into interstate commerce; and

9.1.2 conform with the Product Specifications throughout its shelf life and shall be in compliance with applicable laws and regulations and all regulatory requirements of the applicable Regulatory Authorities in effect at the time of shipment.

9.2 Disclaimer. SKYE MAKES NO WARRANTIES, EXPRESS OR IMPLIED, OTHER THAN THOSE EXPRESSLY MADE HEREIN WITH RESPECT TO THE PRODUCT. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED BY SKYE.

10. CONFIDENTIALITY.

10.1 Confidential Treatment. Any Party receiving any Confidential Information (a “Receiving Party”) from the other Party (a “Disclosing Party”) in connection with the execution, delivery and performance of this Agreement agrees that all such Confidential Information: (i) shall not be used by the Receiving Party except in connection with the activities contemplated by this Agreement or in order to further the purposes of this Agreement; (ii) shall be maintained in confidence by the Receiving Party; and (iii) shall not be disclosed by the Receiving Party to any Third Party who is not a consultant of, or an advisor to, the Receiving Party or an Affiliate or sublicensee/sub-distributor, as applicable, of the Receiving Party, without the prior written consent of the Disclosing Party.

10.2 Exceptions. The obligations of confidentiality and non-use set forth in Section 10.1 shall not apply to any such Confidential Information which:

10.2.1 either before or after the date of the disclosure to the Receiving Party becomes published or otherwise part of the public domain through no fault or omission on the part of the Receiving Party or its Affiliates;

10.2.2 either before or after the date of the disclosure to the Receiving Party is lawfully disclosed to the Receiving Party or its Affiliates by sources other than the Disclosing Party rightfully in possession of the Confidential Information and without restriction as to confidentiality or use;

10.2.3 was known or used by the Receiving Party or its Affiliates prior to its date of disclosure to the Receiving Party as demonstrated by legally admissible evidence available to the Receiving Party or its Affiliates;

10.2.4 is independently developed by or for the Receiving Party or its Affiliates without reference to or in reliance upon the Disclosing Party’s Confidential Information as demonstrated by competent written records; or

10.2.5 is required to disclose under applicable laws or regulations or an order by a court or other regulatory body having competent jurisdiction; provided, however, that except where impracticable, the Receiving Party shall give the Disclosing Party reasonable advance notice of such disclosure requirement (which shall include a copy of any applicable subpoena or order) and shall cooperate with the Disclosing Party to oppose, limit or secure confidential treatment for such required disclosure. In the event of any such required disclosure, the Receiving Party shall disclose only that portion of the Confidential Information of the Disclosing Party that the Receiving Party is legally required to disclose.

10.3 Term of Obligation. The obligations of the Parties under this Section 10 shall continue for a period of [**] ([**]) years after the date of disclosure with respect to any particular item of Confidential Information.

10.4 Return of Materials. Upon expiration or termination of this Agreement and the written request of the Disclosing Party, the Receiving Party shall return to the Disclosing Party all Confidential Information of the Disclosing Party that the Receiving Party possesses in tangible form and shall return to the Disclosing Party, or destroy, at the Disclosing Party’s request, all Confidential Information of the Disclosing Party that the Receiving Party possesses in electronic form. Notwithstanding the foregoing, each Party may retain one copy of all Confidential Information provided by the other Party solely for archival and legal purposes.

11. TERM AND TERMINATION.

11.1 Term. This Agreement shall take effect on the Effective Date and shall remain in force for ten (10) years unless earlier terminated pursuant to one of the other provisions of this Section 11 (the “Initial Term”). Following expiration of the Initial Term, this Agreement shall be automatically renewed for successive two (2) year renewal periods (each, a “Renewal Term”); provided, however, that at any time following expiration of the Initial Term, Enzon shall have the right to terminate this Agreement upon ninety (90) days prior written notice (the Initial Term and all Renewal Terms, or parts thereof, collectively, the “Term”).

11.2 Termination for Cause. Either Party (the “Non-breaching Party”) may, without prejudice to any other remedies available to it at law or in equity (except for a termination by Enzon hereunder during Contract Year One or Contract Year Two in the Event of a Failure to Supply as more fully set forth in Section 5.8), terminate this Agreement, in whole or in part, in the event the other Party (the “Breaching Party”) shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and such default shall have continued for sixty (60) days after written notice thereof was provided to the Breaching Party by the Non-breaching Party (or, if such default cannot be cured within such sixty (60)-day period, if the Breaching Party does not commence and diligently continue actions to cure such default during such sixty (60)-day period). Any such termination shall become effective at the end of such sixty (60)-day period unless the Breaching Party has cured any such breach or default prior to the expiration of such sixty (60)-day period (or, if such default cannot be cured within such sixty (60)-day period, if the Breaching Party has commenced and diligently continued actions to cure such default).

11.3 Termination by Skye. Skye may terminate this Agreement without penalty upon thirty (30) days prior written notice in the event that Skye exercises its right to terminate this Agreement for Enzon’s failure to achieve the Minimum Annual Net Sales in accordance with and as set forth in Section 8.1.2.

11.4 Termination by Enzon. In the event that a final decision is issued (including a decision to grant a permanent injunction) by a court or other governmental agency of competent jurisdiction which is unappealable or unappealed within the time allowed for such appeal, or a settlement is entered into by Skye pursuant to Section 13.2(ii), that prohibits the manufacture, use or sale of the Product in the U.S., Enzon shall have the right to terminate this Agreement upon written notice of such event.

11.5 Termination in the Generic Event. In the event that a Generic Event occurs and the thirty (30) day period set forth in Section 8.1.3 has expired without agreement between the Parties as to an equitable adjustment, if any, to the Supply Price, either Party shall have the right to terminate this Agreement without penalty upon one hundred eighty (180) days prior written notice to the other Party.

11.6 Effect of Termination. Upon termination, relinquishment or expiration of this Agreement the Parties hereto shall have no further obligations towards each other, except the fulfillment of obligations that have accrued before the date of termination or expiration. Such termination, relinquishment or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of this Agreement.

11.6.1 All of the Parties’ rights and obligations under, and/or the provisions contained in, Sections 2, 3.2, 4.1.4, 4.1.6, 6.1, 6.3, 7.2.3, 8.1 (solely for payments due for sales before the expiration, termination or relinquishment of the Agreement or pursuant to Section 11.6.2), 8.4, 8.5, 8.6, 8.7, 8.8, 9, 10, 11.6, 13, 16, 17, 19, 20, 21 and 22 shall survive termination, relinquishment or expiration of this Agreement.

11.6.2 Following the termination of this Agreement, Enzon shall retain the right to distribute the quantity of the Product that was purchased by Enzon prior to such termination for a period not to exceed [**] ([**]) months, subject to the terms and conditions of this Agreement, including without limitation, Enzon’s payment obligations under Section 8.

12. ASSIGNMENT.

This Agreement shall not be assignable by either Party without the prior written consent of the other Party, which consent shall not be unreasonable withheld, except that either Party may assign its rights and transfer its duties under this Agreement in whole or in part to any of its Affiliates or in the event of such Party’s merger, consolidation or sale of all or substantially all of its assets or a sale of the division or portion of the business of such Party to which the Product relates, in which case such Affiliate or assignee shall thereafter be substituted directly for such Party hereunder. In connection with any such assignment, the assigning Parry hereby unconditionally guarantees the performance of any of its Affiliates or assignees hereunder. In the event of a breach by an Affiliate or assignee in the observance of applicable terms of this Agreement, the non-assigning Party may proceed against the assigning Party and/or such Affiliate or assignee in order to enforce this Agreement. No assignment and transfer shall be valid or effective unless done in accordance with this Section 12 and unless and until the assignee, transferee or successor-in-interest shall agree in writing to be bound by the provisions of this Agreement, and upon such agreement, all references herein to the assignor, transferor or predecessor shall be deemed to refer and apply to the assignee, transferee or successor in interest.

13. INDEMNIFICATION.

13.1 Indemnification by Enzon. Enzon shall indemnify and hold Skye and its directors, officers, employees, representatives and agents harmless from and against any and all liabilities, claims, demands, actions, suits, losses, damages, costs and expenses (including reasonable attorney’s fees and disbursements, but excluding any anticipated or actual lost profits or revenues or other special, indirect, incidental or consequential damages), based upon any Third Party claims of death, actual bodily injury or physical property damage: (i) to the extent resulting from Enzon’s handling, storage, promotion, testing, use, marketing, distribution or sale of the Product;

or (ii) otherwise resulting from Enzon’s negligence, willful misconduct or material breach of this Agreement (including, without limitation, of the representations, and warranties hereunder); except to the extent covered by subclause (i) of Section 13.2.

13.2 Indemnification by Skye. Skye shall indemnify and hold Enzon and its directors, officers, employees, representatives and agents harmless from and against any and all liabilities, claims, demands, actions, suits, losses, damages, costs and expenses (including reasonable attorney’s fees and disbursements, but excluding any anticipated or actual lost profits or revenues or other special, indirect, incidental or consequential damages): (i) based upon Third Party claims of death, actual bodily injury or physical property damage (A) to the extent resulting from Skye’s manufacture, handling, storage, packaging and labeling of the Product, or (B) to the extent otherwise resulting from Skye’s negligence, willful misconduct or material breach of this Agreement (including, without limitation, of the representations and warranties hereunder); or (ii) which Enzon may incur, suffer or be required to pay by reason of any patent infringement suit or claim of violation of any patents, trademarks, trade secrets or other intellectual property rights of any Third Party (including but not limited to Paul Capital Partners or any of its affiliates, successors or assigns) brought against Enzon and arising from the manufacture, use or sale of the Product or the use of the Trademark.

13.3 Procedure. In the event that any person entitled to indemnification under this Section 13 (an “Indemnitee”) is seeking such indemnification, such Indemnitee shall inform the other Party (the “Indemnitor”) of the claim as soon as reasonably practicable after such Indemnitee receives notice of such claim, shall permit the Indemnitor to assume direction and control of the defense of the claim (including the sole right to settle it at the sole discretion of the Indemnitor, provided that such settlement provides for the unconditional release of the Indemnitee and does not impose any obligation on the Indemnitee or the other Party) and shall cooperate as requested (at the expense of the Indemnitor) in the defense of the claim.

13.4 Complete Indemnification. As the Parties intend complete indemnification, all costs and expenses incurred by an Indemnitee in connection with enforcement of this Section 13 shall also be reimbursed by the Indemnitor.

14. INSURANCE.

Each Party shall use Commercially Reasonable Efforts to maintain insurance (including general and product liability coverage) and upon such terms (including coverages, deductible limits and self-insured retentions) as is customary for the activities to be conducted by it under this Agreement and is appropriate to cover its indemnification obligations hereunder (provided that product liability coverage shall be with limits of not less than $[**]). Each Party shall furnish to the other Party evidence of such insurance, upon request.

15. ENFORCEMENT OF INTELLECTUAL PROPERTY RIGHTS.

15.1 Notice to Skye. If Enzon learns of an infringement, unauthorized use, misappropriation or ownership claim or threatened infringement or other such claim (any of the foregoing, an “Infringement”) by a Third Party with respect to any Skye Technology or Trademark(s) within the Territory, Enzon shall promptly notify Skye and shall provide Skye with available evidence of such Infringement.

15.2 Enforcement. Skye shall have the first right, but not the duty, to institute Infringement actions against Third Parties based on any Skye Technology or Trademark(s) in the Territory. If Skye does not secure actual cessation of such Infringement or institute an Infringement proceeding against an offending Third Party within one-hundred twenty (120) days of learning of such Infringement, Enzon shall have the right, but not the duty, to institute such an action with respect: to any Infringement by such Third Party. The costs and expenses of any such action (including fees of attorneys and other professionals) shall be borne by the Party instituting the action, or, if the Parties elect to cooperate in instituting and maintaining such action, such costs and expenses shall be borne by the Parties in such proportions as they may agree in writing. Each Party shall execute all necessary and proper documents, take such actions as shall be appropriate to allow the other Party to institute and prosecute such Infringement actions- and shall otherwise cooperate in the institution and prosecution of such actions (including, without limitation, consenting to being named as a nominal party thereto). Any award paid by Third Parties as a result of such an Infringement action (whether by way of settlement or otherwise) shall be applied first to reimburse both Parties for all costs and expenses incurred by the Parties with respect to such action on a pro rata basis and, if after such reimbursement any funds shall remain from such award they shall be allocated to Enzon to be included in Net Sales (and subject to payment to Skye of the Supply Price); provided however that to the extent that any damage award includes specific damage awards to the individual Parties, the remaining funds shall be allocated between the Parties in the same proportion as the total damage award was allocated to each Party.

15.3 Infringement Action by Third Parties. In the event of the institution or threatened institution of any suit by a Third Party against Enzon for infringement of any patent, trademark or other intellectual property right involving the marketing or sale of the Product in the Territory where such infringement claim is a result of the manufacture, use or sale of the Product, Enzon shall promptly notify Skye in writing of such suit. Skye agrees to indemnify and defend Enzon as more fully set forth in Section 13 hereof.

16. LIMITATION ON LIABILITY.

NOTWITHSTANDING ANY OTHER PROVISION OF THE AGREEMENT, NO PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT OR CONSEQUENTIAL DAMAGES HEREUNDER, SUCH AS LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS, REGARDLESS OF WHETHER SUCH PARTY HAS NOTICE OR KNOWLEDGE THEREOF, AND NO PARTY SHALL BE LIABLE FOR ANY SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES HEREUNDER: EXCEPT WITH RESPECT TO ITS INDEMNIFICATION OBLIGATIONS UNDER SECTION 13.

17. DISPUTE RESOLUTION.

17.1 Referral to Executive Officers. The Parties recognize that disputes, as to certain matters may from time to time arise during the Term which relate to a Party’s rights and/or obligations hereunder. If the Parties cannot resolve any such dispute within thirty (30) calendar days after notice of a dispute from one Party to the other, either Party may, by notice to another, have such dispute referred to the Chief Executive Officer of SkyePharma, plc (having offices located at 105 Piccadilly, London W1J 7NJ, England), or such other person holding a similar position as designated by Skye from time to time, and the Chief Executive Officer of Enzon, or such other person holding a similar position as designated by Enzon from time to time (such officers collectively, the “Executive Officers”). The Executive Officers shall meet promptly to negotiate in good faith the matter referred and to determine a resolution. During such period of negotiations, any applicable time periods under this Agreement shall be tolled, if the Executive Officers are unable to determine a resolution in a timely manner, which shall in no case be more than thirty (30) days after the matter was referred to them, the matter shall be resolved through arbitration in accordance with the provisions set forth in Section 17.2, upon notice by either Party to the other specifically requesting such arbitration.

17.2 Arbitration. Any dispute arising out of or relating to any provisions of this Agreement shall be finally settled by arbitration to be held in New York, New York, under the auspices and then current Commercial Arbitration Rules of the American Arbitration Association (the “AAA”). The arbitration shall be conducted by one arbitrator who is knowledgeable in the subject matter which is at issue in the dispute and who is selected by mutual agreement of the Parties or, failing such agreement, shall be selected according to the AAA rules. The Parties shall have such discovery rights as the arbitrator may allow, but in no event broader than that discovery permitted under the Federal Rules of Civil Procedure, in conducting the arbitration, the arbitrator(s) shall apply the New York Rules of Evidence and shall be able to decree any and all relief of an equitable nature, including but not limited to such relief as a temporary restraining order, a preliminary injunction, a permanent injunction, or replevin of property, as well as specific performance. The arbitrator(s) shall also be able to award direct damages but shall not award any other form of damages (e.g., consequential, punitive or exemplary damages). The reasonable fees and expenses of the arbitrator(s), along with the reasonable legal fees and expenses of the Parties (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows: (i) if the arbitrator(s) rule in favor of one Party on all disputed issues in the arbitration, the losing Party shall pay one hundred percent (100%) of such fees and expenses; if the arbitrator(s) rule in favor of one Party on some issues and the other Party on other issues, the arbitrators shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the Parties. The decision of the arbitrators shall be final and may be entered, sued on or enforced by the Party in whose favor it runs in any court of competent jurisdiction at the option of such Party. Whether a claim, dispute or other matter in question would be barred by the applicable statute of limitations, which statute of limitations also shall apply to any claim or disputes subject to arbitration under this Section 17, shall be determined by binding arbitration pursuant to this Section 17.2.

17.3 Injunctive Relief. Notwithstanding the foregoing, nothing contained herein shall prohibit a Party from seeking injunctive relief from a court of competent jurisdiction in the event of a breach or prospective breach of this Agreement by the other Party which would cause irreparable harm to the Non-breaching Party.

18. FORCE MAJEURE.

Any delay in the performance of any of the duties or obligations of either Party hereto (except the payment of money due hereunder) shall not be considered a breach of this Agreement, and the time required for performance shall be extended for a period equal to the period of such delay, if such delay has been caused by or is the result of acts of God; acts of public enemy; insurrections; riots; injunctions; embargoes; labor disputes, including strikes, lockouts, job actions, or boycotts; fires; explosions; earthquakes; floods; shortages of energy: governmental prohibition or restriction; or other unforeseeable causes beyond the reasonable control and without the fault or negligence of the Party so affected. The Party so affected shall give prompt notice to the other Party of such cause, and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as reasonably possible.

19. NOTICE.

Any notice or communication required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended as follows:

(i)	If to Enzon, to:	Enzon Pharmaceuticals. Inc. 685 Route 202/206 Bridgewater, New Jersey 08807 Attention: Peter Cicala Facsimile: 908.541.8838 Telephone: 908.541.8767

	With a copy to:	Dorsey & Whitney LLP 250 Park Avenue New York, New York 10177 Attention: Kevin T. Collins, Esq. Facsimile: 212.953.7201 Telephone; 212.415.9200

(ii)	If to Skye, to:	SkyePharma. Inc. 1450 Science Center Drive San Diego, California 92121 Attention: Mr. Steve Thornton Facsimile: 858.623.0376 Telephone: 858.625.2424

	With a copy to:	Skye-Pharma PLC 105 Piccadilly London W1J 7NJ England Attention: Chief Executive Officer Facsimile: 011.44.20.7491.0452 Telephone: 011.44.20.7491.1777

or to such other address as the addressee shall have last furnished in writing to the addressor; such notice shall be effective upon receipt by the addressee. If delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery shall be deemed to be the next business day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery shall be deemed to be the third (3rd) business day after such notice or request was deposited with the U.S. Postal Service.

20. BOOKS AND RECORDS.

Any books and records to be maintained under this Agreement by a Party or its Affiliates shall be maintained in accordance with U.S. generally accepted accounting principles, consistently applied.

21. GOVERNING LAW.

This Agreement shall be governed by the laws of the State of New York, in all respects of validity, construction and performance thereof, without regard to principles of conflicts of law.

22. MISCELLANEOUS.

22.1 Relationship of Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

22.2 Further Actions. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

22.3 Use of Name; Publicity. Except as otherwise provided herein, (i) neither Party shall have any right, express or implied, to use in any manner the. name or other designation of the other Party or any other trade name, trademark or logos (including the Trademark) of the other Party for any purpose in connection with the performance of this Agreement; and (ii) neither Party shall make any public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other Party; provided however, that nothing in this Section 22.3 shall prevent either Party from issuing statements that such Party determines to be necessary to comply with applicable law (including the disclosure requirements of the U.S. Securities and Exchange Commission, Nasdaq or any other stock exchange on which securities issued by such Party are traded).

22.4 Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

22.5 Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

22.6 Amendment. No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

22.7 Entire Agreement. This Agreement together with the schedules and exhibits hereto, sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and negotiations between them, and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the Party to be bound thereby.

22.8 Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.

22.9 Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

22.10 Counterparts. This Agreement may be signed in counterparts, each and every one of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. Facsimile signatures shall be treated as original signatures.

*        *        *

IN WITNESS WHEREOF, the Parties hereto have caused this DepoCyt® Supply and Distribution Agreement to be executed by their duly authorized representative as of the Effective Date.

ENZON PHARMACEUTICALS, INC.		SKYEPHARMA, INC.

By:		By:
Name:	Arthur J. Higgins	Name:	Michael R.D. Ashton
Title:	Chairman and Chief Executive Officer	Title:	Chief Executive Officer of SkyePharma PLC

IN WITNESS WHEREOF, the Parties hereto have caused this DepoCyt® Supply and Distribution Agreement to be executed by their duly authorized representative as of the Effective Date.

ENZON PHARMACEUTICALS, INC.		SKYEPHARMA, INC.

By:	/s/ Arthur J. Higgins	By:
Name:	Arthur J. Higgins	Name:	Michael R.D. Ashton
Title:	Chairman and Chief Executive Officer	Title:	Chief Executive Officer of SkyePharma PLC

IN WITNESS WHEREOF, the Parties hereto have caused this DepoCyt® Supply and Distribution Agreement to be executed by their duly authorized representative as of the Effective Date.

ENZON PHARMACEUTICALS, INC.		SKYEPHARMA, INC.

By:		By:	/s/ Michael R.D. Ashton
Name:	Arthur J. Higgins	Name	: Michael R.D. Ashton
Title:	Chairman and Chief Executive Officer	Title:	Chief Executive Officer of SkyePharma PLC

EXHIBIT 1.38

THE PRODUCT

DepoCyt® in all dosage strengths and including all improvements and line extensions.

DepoCyt® is a sterile, white to off-white [**]mL suspension of [**]mg [**] encapsulated into multivesicular lipid-based particles in a single-use glass vial.

EXHIBIT 1.39

PRODUCT SPECIFICATIONS

Test Parameter (and Method Type/Source	Acceptance Limits

	I. Shelf Life	II. Release

Appearance (Visual)	[**]	[**]

Identity (HPLC)	[**]	[**]

Total Cytarabine (HPLC)	[**]	[**]

% Free Cytarbine (HPLC)	[**]	[**]

Content Uniformity, USP (HPLC)	[**]	[**]

pH	[**]	[**]

Particle Size (Light Scattering, USP)	[**]	[**]

Uracil Arabinoside (HPLC)	[**]	[**]

Cytosine (HPLC)	[**]	[**]

Cytidine (HPLC)	[**]	[**]

Uridine (HPLC)	[**]	[**]

Uracil (HPLC)	[**]	[**]

Total Cytarabine related impurities not including Uracil Arabinoside	[**]	[**]

Cholesterol (HPLC)	[**]	[**]

Triolein (HPLC)	[**]	[**]

DPPG (HPLC)	[**]	[**]

DOPC (HPLC)	[**]	[**]

Lyso DOPC (HPLC)	[**]	[**]

Dextrose (HPLC)	[**]	[**]

L-Lysine (Capillary Electrophoresis)	[**]	[**]

Chloroform (GC)	[**]	[**]

Osmolality (Vapor Pressure)	[**]	[**]

Fill Volume	[**]	[**]

Particulates (Light Obscuration, USP)	[**]	[**]

In-Vitro Release Assay (HPLC)

Day 1	[**]	[**]

	[**]	[**]

Day 2	[**]	[**]

	[**]	[**]

Day 3	[**]	[**]

	[**]	[**]

Day 4	[**]	[**]

	[**]	[**]

Bacterial Endotoxins (USP)	[**]	[**]

Sterility (USP)	[**]	[**]

NOTE: The above table presents product specifications as approved in the product registrations for the two territories

EXHIBIT 1.48

PATENTS

US Patent number [**]

US Patent number [**]

US Patent number [**]

CA Patent number [**]

CA Patent number [**] (pending)

EXHIBIT 3.4

CLINICAL PLAN

(See attached)

DepoCyt Study SKY0101-010

23+ Study Sites in US & Canada

Investigator First Name	Investigator Last Name	Investigator’s Institution	Location
William	Shapiro	Barrow Neurological Institute	Phoenix

Pamela	New	University of Texas Health Science Center	San Antonio

Pamela	Khosla	Rush Cancer Institute	Chicago

Surasak	Phuphanich	H. Lee Moffitt Cancer Center and Research Inst.	Tampa

Glenn	Lesser	Comprehensive Cancer Center of Wake Forest Univ.	Winston-Salem

Erie	Wong	Beth Israel Deaconess Medical Center	Boston

Said	Baidas	Georgetown University Medical Center	Washington

Denise	Damek	University of Colorado	Aurora

Paul	Moots	Vanderbuilt University Medical Center	Nashville

Rena	Buckstein	Toronto Sunnybrook Regional Cancer Centre	Toronto

Kurt	Jaeckle	Mayo Clinic	Jacksonville

Stephen	Sagar	Case Western Reserve University	Cleveland

Deborah	Blumenthal	Huntsman Cancer Institute	Salt Lake City

Marc	Chamberlain	USC	Los Angeles

Subramanian	Hariharan	JFK Neuroscience Institute	Edison

Lynne	Taylor	Virginia Mason Medical Center	Seattle

Martin	Lee	Park Nicollet Health Services	Minneapolis

David	Eisenstat	CancerCare Manitoba	Winnipeg

Lynn	Ashby	Straub Clinic and Hospital	Honolulu

Jeffrey	Olson	Windship Cancer Institute	Atlanta

David	Irwin	Alta Bates Comprehensive Cancer Center	Berkeley

Thomas	Coyle	SUNY Upstate Medical University	Syracuse

24 Study Sites – EUSwitzerland – 1 site

German – 6 sites total

Ireland – 3 sites

United Kingdom – 5 sites

Belgium – 1 site

France – 5 sites

The Netherlands – 2 sites

FDA Agreements

Post-Marketing Study (Sky0101-010)

•	Objectives of Post-Marketing Study

•	Fulfill FDA post-marketing requirement (all patients)

•	NDA expedited review of surrogate endpoint pivotal LM study based on CSF clearance of malignant cells

•	Patient population: lymphomatous meningitis and solid tumor

•	Primary endpoint neurological progression free survival

•	Expand label (STNM Subgroup of patients)

•	Current NDA indication lymphomatous meningitis

•	Add solid tumor neoplastic meningitis

•	Expand study to include European study sites

•	Improve enrollment

•	Pooling of US and European data acceptable

•	Differences in patient management acknowledged by FDA

•	One significant pivotal study sufficient for STNM approval

•	P<.0366 for each of two independent primary efficacy analysis

•	Enroll patients until 72 events occur in STNM subgroup

•	Event driven analysis

•	Interim sample size adjustment net necessary

•	67% of patient enrolled are STNM

•	>90% of patients will have an event prior to 2-yr. follow-up

•	Approximately 110 additional patients will be enrolled

•	Enrollment complete 2H’04

•	As of 18 December 2002

•	42 Patients Randomized

•	12 lymphoma patients

•	30 solid tumor patients

•	Regulatory Filings

• US

	• Pre-supplemental NDA meeting	1Q2005

	• NDA	2Q2005

• Europe

	• Pre-MAA Meeting	1Q2005

	• Scientific Advice	1Q2005

	• MAA (EU)	2Q2005

EXHIBIT 8.1.1

QUARTERLY PAYMENT RECONCILIATION

Supply Price Calculation

Gross invoiced sales price per Unit	$

Less Trade Discounts/Rebates, Etc.		($	)

Net Unit Selling Price	$

* where X equals the total number of Units sold by Enzon, its Affiliates and sun-distributors, if any.		x X	*

Net Sales				$

* where Y equals either 35 or 30 depending on cumulative annual Net Sales to date.					x Y	*%

Supply Price A

Minimum per Unit Supply Price				$	[**]

* where X equals the total number of Units sold by Enzon, its Affiliates and sun-distributors, if any.					x X	*

Supply Price B

Total Supply Price (the greater of A or B)					[**]

Payment Reconciliation

Supply Price				$

Less Amounts Previously Paid to Skye					($	)

Net Supply Price					($	)

Less Reimbursement due Enzon under Section 8.3					($	)

Amount Payable to Skye:					[**]

EXHIBIT 8.3A

TRANSITIONAL SERVICES

REQUESTED AND APPROVED BY ENZON

The following transitional services as described on Exhibit 8.3B are hereby requested and approved by Enzon for the period commencing as of the Effective Date and terminating on the date set forth next to such services:

Marketing – March 31, 2003;

Manufacturing – June 30, 2003;

Distribution – March 31, 2003;

Professional Services – February 28, 2003;

Reimbursement Services – February 28, 2003; and

Medical Affairs – February 28, 2003.

EXHIBIT 8.3B

TRANSITIONAL SERVICES

Transition Service	Description	Monthly Cost +[**]%	Termination Date
Marketing	Consulting services as mutually agreed by the parties	$[**] per day plus out-of-pocket expenses	03/31/03

Manufacturing	Labeling of finished Product	$[**] per lot	06/30/03

Sales	Product details by field sales force ([**]% of available time); Field Operations ([**]% of available time); Field Management [**]% of available time	$[**]	03/31/03

Distribution	Product warehousing; order taking; order fulfillment; invoicing; collections; returns processing	$[**] plus out-of-pocket costs of shipping	06/30/03

Professional Services	Maintain toll-free number for receiving and responding to inquiries from health care professionals regarding the Product	$[**]	03/31/03

Reimbursement Services	Reimbursement services provided by Quintiles	$[**] (at cost)	03/31/03

Medical Affairs		$[**]	03/31/03

INTERCOMPANY QUALITY AGREEMENT

DepoCyt®

Revision: Original

Enzon Pharmaceuticals Inc.

685 Route 202/206

Bridgewater, NJ 08807

(hereinafter called “Enzon”)

Approved by:	/s/ Ralph delCampo	Date:	11/3/03

Ralph delCampo
Senior Vice President Operations

AND

SkyePharma, Inc.

10450 Science Center Drive

San Diego, California 92121

(hereinafter called “SkyePharma”)

Approved by:

Approved by:	/s/ Steve Thornton	Date:	11/6/03

Steve Thornton
President, SkyePharma Inc.

I.	QUALITY AGREEMENT

A.	Purpose

This INTERCOMPANY QUALITY AGREEMENT (this “Quality Agreement”) defines the roles and responsibilities of SkyePharma and Enzon with respect to the quality assurance of the PRODUCTS referenced in the DepoCyt® Supply and Distribution Agreement entered into by and between SkyePharma and Enzon dated as of December 31, 2002 (the “SUPPLY AGREEMENT”).

This Quality Agreement also defines how SkyePharma’s Quality Operations and Enzon’s Quality Department will interact with each other.

B.	Relationship to the SUPPLY AGREEMENT

This Quality Agreement shall be attached to and made a part of the SUPPLY AGREEMENT.

In the event of a conflict between any of the provisions of this Quality Agreement and the SUPPLY AGREEMENT, the provisions of this Quality Agreement shall govern.

All capitalized terms, unless otherwise set forth below, shall have the meaning set forth in the SUPPLY AGREEMENT.

II.	PRODUCTS

The PRODUCTS prepared for Enzon by SkyePharma are defined in the SUPPLY AGREEMENT including

DepoCyt®, (cytarabine liposome injection, SKY0101) Formulation 1.5 (US)

III.	ADMINISTRATIVE INFORMATION

Enzon contact names: See Appendix II

SkyePharma contact names: See Appendix II

Emergency contact names and numbers

	Enzon Pharmaceuticals, Inc.	SkyePharma
Name	K. Alice Preville	Patrick McCormick, Ph.D.

Title	Associate Director Quality Assurance	Senior Director Global Quality Assurance

Work	908 412-2331	858 625-2424, Extn. 3224

FAX	908 668-5997	858 625-2439

e-mail	alice.preville@enzon.com	patrick_mccormick@skyepharma.com

IV.	DURATION OF QUALITY AGREEMENT

The Quality Agreement will expire one (1) year after the expiration date of PRODUCTS associated with the SUPPLY AGREEMENT. The Quality Agreement will be reviewed annually to ensure that the roles and responsibilities reflect current practice. This Quality Agreement can be modified as needed with the written approval of both parties.

V.	MANUFACTURING cGMP COMPLIANCE

A.	General

The manufacturing operations for the PRODUCTS to be performed by SkyePharma are defined in the SUPPLY AGREEMENT, and responsibilities are illustrated in Appendix I of this document.

B.	Premises

The premises and equipment used to manufacture the PRODUCTS will be maintained according to current local state and federal regulatory requirements.

The manufacture of the PRODUCTS will be conducted by SkyePharma in a suitably controlled environment, and such facilities will be regularly monitored for parameters critical to the process to demonstrate compliance with applicable cGMP guidelines and any conditions registered, in the manufacturing authorization (NDA or ANDA or investigational application).

SkyePharma will maintain controlled access to the premises. All visitors must sign in and be escorted during any visit to the area of the premises used to manufacture, test or store the PRODUCTS.

C.	Personnel

Each PARTY shall be responsible for providing documented training to each employee engaged in the manufacture and testing of PRODUCTS sufficient to ensure that the assigned function is performed correctly. Additionally each PARTY shall maintain documented evidence demonstrating that all employees associated with PRODUCTS have received annual training on the principles of cGMP. This documentation will be available during facility audits.

Both Parties hereby certify that neither they, or any employees, agents, officers, directors or consultants is debarred, or is under threat of debarrment under the US Generic Drug Enforcement Act of 1992, or any other applicable statute, code or regulation.

Use of subcontractors directly engaged in the manufacturing and testing of PRODUCTS not specified in this, or the SUPPLY AGREEMENT must be disclosed prior to use.

D.	cGMP Guidelines

cGMP guidelines shall include the principles detailed in the US Current Good Manufacturing Practices (21 CFR 210 and 211) that cover the standards of manufacture for any product intended for human use, as well as the Product Specifications and any applicable product license, the NDA application, pharmacopoeia or formulary requirements.

E.	Materials

1.	Materials Procured by SkyePharma

SkyePharma will use only raw materials and components that have been tested in accordance with the NDA and applicable cGMP.

Prior to commercial use, all materials used in the PRODUCTS must meet SkyePharma’s requirements for production use.

SkyePharma is responsible for auditing and qualifying vendors of actives and raw materials used in PRODUCTS and will provide Enzon with a Certificate of Conformance statement for such vendors when requested. SkyePharma will audit raw material vendors / suppliers at regular intervals according to a defined program. The identity of the vendors / suppliers audited and date of audit will be available for review by Enzon upon request.

SkyePharma is responsible for ensuring that all materials procured by SkyePharma for use in the PRODUCTS are in compliance with the specifications listed in the product registration. Raw Materials are given a reassay date upon the satisfactory completion of all initial, testing. Reassay testing will be performed at defined time intervals to ensure the chemical and physical stability of the raw materials. Reassay dates assigned by SkyePharma are not to exceed vendor assigned expiration or retest dates.

SkyePharma is responsible for ensuring that all materials are stored properly, used correctly, appropriately tested upon receipt and traceable to the relevant Certificate of Analysis for the materials.

2.	Materials Procured by Enzon

Enzon is responsible for auditing and qualifying vendors / suppliers of labels and labeling used with PRODUCTS and will provide SkyePharma with a Certificate of Conformance statement for such vendors when requested. Enzon will audit vendors / suppliers at regular intervals according to a defined program. The identity of the vendors / suppliers audited and date of audit will be available for review by SkyePharma upon request.

Enzon is responsible for assuring that labels and packaging are received, identified, stored, handled, sampled examined and/or tested prior to use, to assure that labels and packaging are issued and controlled during use to prevent mix-up and to examine representative samples of labeled and packaged PRODUCTS to assure label correctness.

F.	Standard Operating Procedures

SkyePharma is responsible for maintaining any SOPs required to manufacture, test and store the PRODUCTS at SkyePharma and to support applicable cGMPs.

G.	Methods Validation Certification

SkyePharma is responsible for providing to Enzon a Certification of Methods Validation Compliance for all critical methods practiced by SkyePharma (raw materials testing, in-process product testing, product batch release, drug and product stability and cleaning validation). The certifications should state, “The methods are appropriate for the intended purpose, are validated per relevant regulatory guidelines and are readily available in case of a regulatory inspection.”

H.	Batch Numbers

Enzon is responsible to code labels and packaging with an Enzon lot number and an expiration date provided, by SkyePharma. The batch number applied to the crimp cap will be in the SkyePharma format.

SkyePharma Batch Number – A six digit number of the form WW-XYZZ. “WW” represents the last two digits of the current year. “X” represents a one-digit code which is specific for the product by active ingredient, “Y” represents a one-digit code to differentiate the type of lot, e.g., commercial, process development clinical, etc. “ZZ” represents a sequential number from 1 to 99. The batch number will be applied to the crimp cap of the vialed product immediately after filling.

Enzon Lot Number – A six digit alpha numeric code in the form A B CC DD where “A” represents the product, “B” represents the scheduled month of manufacture. “CC” represents the last two digits of the year of manufacture and “DD” represents a sequential number from 1 to 99. The Enzon lot number will be applied to the product labeling.

I.	Dates of Manufacture and Expiration

The date of manufacture of a PRODUCT will be defined by SkyePharma as the date that active drug and excipients are first placed together into a mixing vessel. Expiration dates are computed from the date of manufacture, and are listed in month/year format.

SkyePharma will calculate the expiry date from the date of manufacture using the currently approved expiry period. The expiration date will be the last day of the month computed above. Changes to the expiration period will be handled by Change Management (see Section X) and SkyePharma will provide any necessary notification to FDA.

J.	Manufacturing and Equipment Data

SkyePharma is responsible for keeping records of equipment usage (previous PRODUCT produced in non-dedicated equipment), cleaning and any maintenance and/or calibration performed.

K.	Storage and Shipment

When the PRODUCTS are in the possession, custody or control of a Party, such Party will (i) store the PRODUCTS under cGMP conditions with appropriate temperature control, and (ii) ensure that appropriate controls are in place to prevent interference, theft, product contamination and mixture with any other products or materials.

SkyePharma will suitably pack the unlabeled PRODUCTS in validated shippers for transit. At least one(l) temperature monitor will be included in each shipping container. Shipments will be arranged for next day delivery. Shipments will not be made on Thursday or Friday unless prior written approval from Enzon is received.

Only interim approved, unlabeled PRODUCTS will be shipped by SkyePharma to Enzon in accordance with Appendix III attached hereto, except as otherwise provided.

SkyePharma will not skip any PRODUCT that is unapproved or under quarantine, unless mutually agreed by the parties.

When the PRODUCTS are in the possession, custody or control of a Party, such Party will maintain proper segregation of the PRODUCTS. Each Party shall be permitted to review the other Party’s segregation systems. Different lots of a single PRODUCT or different types of products will not be mixed on a pallet.

VI.	PRODUCT TESTING

A.	General

The testing activities for the PRODUCTS are to be performed by SkyePharma as set forth in the NDA and defined in the SUPPLY AGREEMENT. Following SkyePharma’s release of the PRODUCTS to Enzon, the Enzon Quality Unit will be responsible for authorization for distribution based upon the full release documentation package provided by SkyePharma.

The DepoCyt final PRODUCT specification is attached as Appendix IV.

B.	In-Process and Finished Product Testing

All testing must be done in accordance with the NDA and under cGMP guidelines.

At the completion of each packaging operation (including partial sublot packaging) Enzon will provide SkyePharma with one packaged unit of PRODUCTS for the purposes of identity testing of the contents to assure correct labeling. SkyePharma will provide the results of the identity test for inclusion in the Enzon labeling and packing records.

C.	Retain Samples

For each lot of PRODUCT manufactured by SkyePharma. SkyePharma will retain samples of the active ingredients and excipients used in the manufacture of the PRODUCTS for a period of no less than three years following the labeled expiration or last retest date determined, by SkyePharma for that component. The amount of sample retained will be at least twice the amount necessary to carry out all of the tests required to determine if the material meets its specifications, with the exception of sterility and endotoxin testing.

For each lot of PRODUCTS manufactured by SkyePharma, Enzon will provide SkyePharma with packaged material. SkyePharma will retain these samples for at least one year beyond the expiry period. The amount of sample retained will be twice the quantity required to carry out all of the tests required to determine if the material meets its specifications, with the exception of sterility and endotoxin testing. SkyePharma will use these samples for annual visual inspection.

For each lot of PRODUCTS manufactured by SkyePharma. Enzon will retain a sample of the commercial package under the proper storage conditions.

SkyePharma will notify Enzon prior to the destruction of any PRODUCTS designated as Clinical Trial Material involved in clinical trials in which Enzon was engaged.

D.	Routine Stability Program

SkyePharma is responsible for maintaining a routine stability testing program for the PRODUCTS and will provide a formal stability report to Enzon annually and a data summary semi-annually. The stability program will be in compliance with the NDA commitments. At a, minimum, one lot of each product, of each strength and in each package type (largest and smallest) will be placed on stability each year. The stability program will follow ICH guidelines with the exception of humidity control and monitoring for products packaged in glass. SkyePharma will inform Enzon at the time of occurrence, of any material changes to the stability protocol for any PRODUCT.

Any confirmed problems that arise as a result of the stability program will be promptly communicated by SkyePharma to Enzon.

E.	Out-of-Specification (OOS) Investigations

SkyePharma is responsible for investigating any testing performed by SkyePharma that fails to meet specifications. Each investigation will be reviewed by SkyePharma’s designated Quality person and will follow internal procedures that are in accordance with regulatory guidelines.

VII.	QUALITY ASSURANCE

A.	Investigations

Any deviation from the process or OOS result will be carefully documented and approved by SkyePharma Quality Assurance and appropriate area management, in accordance with controlling SkyePharma SOPs. In addition to the tracking number, a brief description of each investigation, deviation from the process or OOS associated with, the batch will be provided to Enzon with the batch release documentation.

SkyePharma will notify Enzon if any problems are discovered that may impact PRODUCT batch(es) previously shipped to Enzon.

SkyePharma will perform any additional testing, stability and validation that is necessary as a result of any such investigation. SkyePharma will keep Enzon informed of the conduct and progress of such work if shipping schedules will be impacted.

B.	Batch Disposition

1.	Interim Release by SkyePharma

To facilitate labeling and packaging by Enzon, SkyePharma will provide an interim release of unlabeled vials for shipment to Enzon after the tests specified for Interim Release in Appendix III have been completed and results meet the criteria stated in the NDA and the SUPPLY AGREEMENT.

2.	Batch Disposition by SkyePharma

For each batch, SkyePharma will provide release documentation as defined in Appendix III, including a standard Certificate of Analysis indicating the test results and specification of each test performed, as well as a signed Certificate of Compliance confirming that the PRODUCTS have been manufactured, tested and stored according to the requirements of the Master Production Record and cGMPs.

C.	Authorization for Distribution by Enzon

Authorization for distribution of PRODUCTS, released by SkyePharma, is the responsibility of Enzon’s Quality Assurance department. Enzon’s authorization will be based on Enzon’s internal procedures, and the full release documentation package provided by SkyePharma.

Upon review of SkyePharma documents and the Enzon labeling and packaging records, the Enzon Quality Assurance department will issue authorization for distribution.

Any problem discovered by Enzon likely to cause rejection of the PRODUCTS will be communicated to SkyePharma within 30 days from receipt of the full release documentation package (see Appendix III).

D.	Product Complaints and Recalls

Enzon is responsible for receiving and initially evaluating any PRODUCT complaints. Enzon will promptly notify SkyePharma of all complaints received. Recalls of the PRODUCTS will be conducted in accordance with the appropriate SUPPLY AGREEMENT entered into by SkyePharma and Enzon. SkyePharma is responsible for reporting complaints to the appropriate regulatory authority, including adverse drug-events reports. Any complaint relating to any PRODUCT received by SkyePharma will be promptly forwarded to Enzon.

SkyePharma, with data and assistance provided by Enzon, is responsible for filing Field Alerts.

E.	Records Retention

SkyePharma will retain, at a minimum, batch production records for the PRODUCTS and materials for seven (7) years from manufacture of lots. Validation records may need to be held for longer than seven (7) years.

SkyePharma will retain batch records for the expiry date of the Clinical Trial Material involved in clinical trials in which Enzon was engaged for a maximum of three (3) years, unless notified of a shorter retention period by Enzon, but at a maximum one (1) year past the stop use date.

F.	QA Presence in the Manufacturing Facility

SkyePharma will maintain adequate QA presence in the manufacturing facility during the manufacture of the PRODUCTS to ensure compliance with cGMPs.

VIII. REGULATORY

A.	Regulatory Inspections

SkyePharma will promptly inform Enzon of any regulatory inspections that may involve the PRODUCTS and permit a representative from Enzon Quality to be present; provided such inspection may proceed without the presence of a representative from Enzon Quality.

SkyePharma will promptly inform Enzon of all material manufacturing related commitments to Regulatory Authorities regarding the PRODUCTS.

Enzon will promptly inform SkyePharma in writing of any regulatory issue that may impact SkyePharma’s ability to manufacture the PRODUCTS.

B.	Regulatory Actions

Enzon will notify SkyePharma of any regulatory actions on the PRODUCTS that may impact SkyePharma. Enzon will promptly forward any regulatory correspondence on the PRODUCTS to SkyePharma.

SkyePharma is responsible for supporting all batch record investigations associated with regulatory actions.

C.	Regulatory Affairs

SkyePharma is responsible for ensuring all appropriate regulatory filings and import/export documentation are filed with Regulatory Agencies prior to shipment/human administration.

D.	Right to Audit

SkyePharma will allow representatives from Enzon Quality to perform one standard no-cause cGMP compliance audit per year, and will provide access to their manufacturing, warehousing, and laboratory premises and associated records pertinent to PRODUCTS for audit purposes. In the event any non-conformity is identified, Enzon shall be permitted to re-inspect SkyePharma’s facilities to determine whether such non-conformity has been rectified. Reasonable copying of records will be allowed. Enzon representatives will be escorted at all times by SkyePharma personnel. All such audits will be conducted at reasonable times and will not unduly disrupt SkyePharma’s operations.

Enzon will allow representatives from SkyePharma Quality to perform one standard no-cause cGMP compliance audit per year, and will provide access to their labeling and packaging area and associated records pertinent to PRODUCTS for audit purposes. In the event any non-conformity is identified, SkyePharma shall be permitted to re-inspect Enzon’s facilities to determine whether such non-conformity has been rectified. Reasonable copying of records will be allowed. SkyePharma representatives will be escorted at all times by Enzon personnel. All such audits will be conducted at reasonable times and will not unduly disrupt Enzon’s operations.

E.	Audit Closeout

An exit meeting will be held with representatives from SkyePharma and Enzon to discuss significant audit observations.

The auditing party will provide a written report of all observations within thirty (30) days to the audited party. Within 30 days of the audit report receipt, the audited party will provide a written response to all findings that details corrective action to be implemented with follow up to ensure that all corrective actions are implemented.

IX.	DISPUTE RESOLUTION

A.	Non-Conformity Dispute

In the event that a dispute arises between SkyePharma and Enzon in the nonconformity of a batch of the PRODUCTS, the heads of the Quality departments from both companies will in good faith promptly attempt to reach an agreement .Financial liability will be determined according to the Supply Agreement.

B.	Test Result Dispute

In the event that a dispute arises between SkyePharma and Enzon in the testing performed by SkyePharma for the PRODUCTS, the resolution will proceed in stages. The first stage requires direct communication between analysts from both parties to determine that the methods of analysis are the same and are being executed in the same manner at both sites. Second, carefully controlled and split samples should be sent from one site to another in an attempt to reach agreement. Should there be a failure to achieve resolution, analysts from both parties will be required to meet to work through the analysis of a mutually agreeable sample. If these actions fail to achieve resolution, and only after these avenues have been exhausted, a qualified referee laboratory will be used to achieve resolution. This laboratory must be agreeable to both parties prior to use. The results from this referee laboratory will be used as final authority to determine responsibilities, but whatever the outcome, SkyePharma retains the right to determine product release status. Financial liability will be determined according to the SUPPLY AGREEMENT.

In the event that an independent third party laboratory must be retained to settle dispute between the Parties with respect to the conformity or nonconformity of a Product, SkyePharma will be responsible for the technology transfer to such laboratory, and will confirm that the technology transfer had been successful, the laboratory was capable of reproducing SkyePharma laboratory results and that the laboratory was in compliance with cGMP.

X.	CHANGE MANAGEMENT

A.	Changes for Commercial PRODUCTS – All material changes to the PRODUCTS will undergo a technical and cGMP impact assessment by SkyePharma’s expert groups coordinated by SkyePharma’s Quality Operations’ Change Management personnel. Such changes will be communicated to Enzon Quality.

B.	Control of Master Labels and Labeling – Change control for each printed component accompanying PRODUCTS will be administered by both Enzon and SkyePharma (an exception is made for SkyePharma supplied shipper and WTP labels) depending upon the change requested. This includes, but is not limited to, the vial label, the unit carton and the package insert.

Both parties will be responsible for approval of master printed material including the respective Quality organizations. SkyePharma will be solely responsible for technical, content, language and validity as it applies to PRODUCTS and PRODUCT characteristics or specifications.

Enzon is responsible for supplying approved artwork for the purchase of printed packaging components.

C.	Changes to the Quality Agreement

This Quality Agreement and any appendices attached hereto may be amended at anytime upon mutual written agreement between the Parties.

Contact names may be changed by issuing a memo provided to both companies and attaching the memo to the original agreement. The updated information will be incorporated into the next revision of the agreement.

XI.	PRODUCT AND PROCESS VERIFICATION/VALIDATION

A.	Process Verification – SkyePharma is responsible for the verification of the manufacturing process for the PRODUCTS, as might be required. The verification should ensure that the process is capable of consistently achieving the PRODUCTS acceptance specification.

Process Validation – SkyePharma is responsible for the validation of the manufacturing process for PRODUCTS, as might be required. The validation, should ensure that the process is capable of consistently achieving the PRODUCTS acceptance specification.

B.	Cleaning Validation – SkyePharma is responsible for ensuring that adequate cleaning is carried out between batches of different products to prevent contamination. Data should be available to support the campaign of batches of the same product, and the type of cleaning that will be performed in between manufacturing of the same product.

C.	Equipment, Computer, Facility and Utilities Qualification – SkyePharma is responsible for all equipment, computer, facility and utility qualification and calibration activities associated with the manufacture of PRODUCTS. Such qualification/calibration should be in accordance with cGMP regulations.

D.	Laboratory Qualification – SkyePharma is responsible for ensuring that all laboratories are in compliance with applicable cGMP guidelines.

If analytical work is subcontracted by SkyePharma, SkyePharma will be responsible for the technology transfer to such laboratory and will confirm that the technology transfer had been successful, that the laboratory is capable of reproducing SkyePharma laboratory results and that the laboratory is in compliance with cGMP. SkyePharma will perform an audit on such vendors to be used for analytical testing. SkyePharma will be responsible for ensuring that the vendor is practicing within cGMP compliance.

In the event that an ENZON quality control laboratory will perform analytical testing of a Product, SkyePharma will be responsible for the technology transfer to such laboratory and will confirm that the technology transfer has been successful and that the laboratory is capable of reproducing SkyePharma laboratory results.

XII.	ANNUAL PRODUCT REVIEW, ANNUAL PRODUCT REPORT AND DRUG LISTING

A.	Annual Product Review

SkyePharma will perform an Annual Product Review which includes an executive summary for the PRODUCTS. This report will cover all manufacturing and testing performed by SkyePharma. It will be a review of any changes at SkyePharma in the manufacturing, testing or validation of the PRODUCTS in the previous calendar year and a summary of lots made, released and rejected. Also, control charting or trend analysis of key product parameters will be performed. Any abnormalities will be explained in the annual, product review.

The executive summary and documented evidence that responsible officials of SkyePharma have reviewed and endorsed the Annual Product Review will be provided to Enzon during cGMP compliance audits.

B.	Annual Product Report

SkyePharma is responsible for preparing and submitting an Annual Product Report to FDA as required by applicable regulations, including 21 CFR 314.70, 314.81, and/or 601.12.

C.	Drug Listing

SkyePharma is responsible for drug listing domestic products as the manufacturer of the PRODUCTS, while Enzon is responsible for drug listing as the distributor of the PRODUCTS. Enzon and SkyePharma will provide each other with all required information needed to register the PRODUCTS.

D.	Adverse Drug Experience Reports

SkyePharma is responsible for submitting Adverse Drug Experience reports.

APPENDIX I

OUTLINE OF RESPONSIBILITIES

FUNCTION	SkyePharma	Enzon
EXPIRATION DATE ASSIGNMENT	X

BATCH/LOT NUMBER ASSIGNMENT	X	X

MANUFACTURING	X

IN-PROCESS TESTING (Physical, Chemical Microbial)	X

FINAL PRODUCT TESTING (Physical Chemical, Microbial)	X

ID TESTING POST LABELING	X

INVESTIGATIONS INTO DEVIATIONS AND NON-CONFORMANCES	X

BATCH RECORD REVIEW/SIGNOFF	X

FINAL PRODUCT RELEASE to ENZON	X

CERTIFICATE OF ANALYSIS	X

FINAL PRODUCT RETAINS	X

ANNUAL PRODUCT INSPECTION	X

FINAL PRODUCT STABILITY	X

FINAL PRODUCT RELEASE to MARKET		X

DISTRIBUTION		X

ADVERSE EVENT REPORTS	X	X

COMPLAINT RECEIPTS	X	X

COMPLAINT INVESTIGATIONS	X

RECALLS	X	X

VALIDATION	X

FIELD ALERT REPORTS	X

CUSTOMER RETURNS		X

APPENDIX I continued

OUTLINE OF RESPONSIBILITIES

FUNCTION	SkyePharma	Enzon
RAW MATERIAL (Active/ Inactives) PURCHASE	X

RAW MATERIAL (Active/ Inactives) TESTING and RELEASE	X

COMPONENTS (Printed Packaging Materials) PURCHASE		X

COMPONENTS (Printed Packaging Materials) TESTS		X

COMPONENTS (Printed Packaging Materials) RELEASE		X

RAW MATERIAL/COMPONENT RETAINS	X	X

MAINTENANCE OF VENDOR LISTS	X	X

SUPPLIER AUDITS (Active / Inactives)	X

SUPPLIER AUDITS (Printed Packaging Materials)		X

RECORD RETENTION	X	X

DOCUMENT CHANGE CONTROL	X	X

NOTICE OF PROPOSED CHANGES (either party may initiate)	X	X

FINAL PRODUCT SPECIFICATION MAINTENANCE	X

ANNUAL PRODUCT REVIEW	X

DRUG LISTING	X	X

ANNUAL PRODUCT REPORT TO FDA	X

APPENDIX II

LIST OF QUALITY CONTACTS

(name, phone, fax, e-mail)

ISSUE	Enzon	SkyePharma
Product Release	Kathy Buchanan Ph: (908) 412-2458 Fax (908) 668-5997 kathy.buchanan@enzon.com	Russell Owen Ph: (858) 625-2424 X3260 Fax (858) 625-0213 RussellO@skyepharma.com

Laboratory Testing	Beverly Wilson Ph: (908) 412-2338 Fax (908) 668-5997 beverly.wilson@enzon.com	Lorie Opelanio Ph: (858) 625-2424 X3268 Fax (858) 625-2439 LorieO@skyepharma.com

Rick Summers Ph: (858) 625-2424 X3103 Fax (858) 625-2439 RickS@skyepharma.com

Investigations	Kathy Buchanan Ph: (908) 412-2458 Fax (908) 668-5997 kathy.buchanan@enzon.com	Rick Summers Ph: (858) 625-2424 X3103 Fax (858) 625-2439 RickS@skyepharma.com

Russell Owen Ph: (858) 625-2424 X3260 Fax (858) 625-0213 RussellO@skyepharma.com

Regulatory Affairs	Kathryn Bishburg, PharmaD Ph: (732) 980-4755 Fax: (732) 980-5991 kathryn.bushburg@enzon.com	Steve Jensen Ph: (858) 625-2424 X3227 Fax (858) 625-0804 SteveJ@skyepharma.com

Pharmacovigilance	Anthony Killian, Ph.D., M.D. Ph: (732) 980-4523 Fax: (732) 980-5991 anthony.killian@enzon.com	John Gait, M.D. Ph: (858) 625-2424 X3253 Fax (858) 625-0804 JohnG@skyepharma.com

Stability	Not Applicable	Rick Summers Ph: (858) 625-2424 X3103 Fax (858) 625-2439 RickS@skyepharma.com

APPENDIX II continued

LIST OF QUALITY CONTACTS

(name, phone, fax, e-mail)

ISSUE	Enzon	SkyePharma
Validation	Not Applicable	Nicole Plumb Ph: (858) 625-2424 X2259 Fax (858) 625-0213 NicoleP@skyepharma.com

Compliance Audits	Alice Preville Ph: (908) 412-2331 Fax: (908) 668-5997 alice.preville@enzon.com Joel Schwartzman Ph: (908) 412-2321 Fax (908) 668-5997 joel.schwartzman@enzon.com	Russell Owen Ph: (858) 625-2424 X3260 Fax (858) 625-0213 RussellO@skyepharma.com

Product Complaints	Kathy Buchanan Ph: (908) 412-2458 Fax (908) 668-5997 kathy.buchanan@enzon.com	Russell Owen Ph: (858) 625-2424 X3260 Fax (858) 625-0213 RussellO@skyepharma.com

Change Management	Dottie Sluzas Ph: (908) 412-2417 Fax (908) 668-5997 dorothy.sluza@enzon.com Kathy Welsch Ph: (908) 412-2342 Fax (908) 668-5997 kathy.welsch@enzon.com	Russell Owen Ph: (858) 625-2424 X3260 Fax (858) 625-0213 RussellO@skyepharma.com Nicole Plumb Ph: (858) 625-2424 X2259 Fax (858) 625-0213 NicoleP@skyepharma.com

APPENDIX III

RELEASE DOCUMENTATION

The Batch/Lot Release Document Package will include a batch, specific Certificate of Analysis, identity test results of PRODUCTS post-labeling/packaging and a Certificate of Compliance.

Interim Certificate of Analysis (Interim COA)

An Interim COA, to support packaging and labeling, will be provided in SkyePharma standard format and will include the manufacturing address, the PRODUCTS name, SkyePharma batch number, Enzon assigned lot number, date of manufacture, date of expiration, analytical specifications for the tests performed by SkyePharma laboratories, actual test results and a statement releasing the PRODUCTS for labeling and packaging.

Testing to support interim release will include appearance, identity by HPLC, in-vitro release assay, total cytarabine, % free cytarabine and content uniformity.

The batch specific SkyePharma Interim Release Checklist will be attached. The Interim COA and Interim Release Checklist will be signed and dated by a responsible member of the SkyePharma Quality organization.

Certificate of Analysis (COA)

A COA will be provided in SkyePharma standard format and will include the manufacturing address, PRODUCTS name, SkyePharma batch number, Enzon assigned lot number, date of manufacture, date of expiration and analytical specifications as provided in the NDA, the Supply Agreement, and in SkyePharma product specification 006-40001 (refer to APPENDIX IV). The COA will list the Release tests performed by SkyePharma laboratories and actual test results. The COA will make reference to the product specification which identifies the analytical methods used for product testing.

The batch specific SkyePharma QA Release Checklist will be attached. The COA and the QA Release Checklist will be signed and dated by a responsible member of the SkyePharma Quality organization.

Certificate of Analysis for Identity Test – Post Labeling and Packaging

Test results with a statement that the conditions of the test were met. A COA will be provided in SkyePharma standard format and will include the manufacturing address, the PRODUCTS name, SkyePharma batch number, Enzon assigned lot number, date of manufacture, and date of expiration. The test report and test results will be signed and dated by a responsible member of the SkyePharma Quality Control organization. The COA will be signed and dated by a member of the SkyePharma Quality organization.

Certificate of Compliance (COC)

This document will be provided in SkyePharma standard format and will certify that the batch of PRODUCTS was made in accordance with all applicable regulations, licenses, and company policies and meets specifications as provided in the NDA, the Supply Agreement, and in SkyePharma product specification 006-40001 (refer to APPENDIX IV). This document will include the PRODUCT’s SkyePharma batch number and Enzon lot number, batch yield (in vials), the quantity approved (in vials), and the expiration date. It will also include a listing of all deviations, OOSs and investigations associated with the batch including a brief description of each.

The COC will be signed and dated by a responsible member of the SkyePharma Quality organization.

APPENDIX IV

SkyePharma Regulatory Specification for SKY01001 – Formulation 1.5 (US)

SkyePharma Inc. Specifications	OFFICIAL COPY	Document Number: 006-40001.008 PCDOC#:0085877.01 Page 1 of 3

Regulatory Specifications for SKY0101- Formulation 1.5 (US)

Effective Date: May 22, 2003

1.	Definitions:

	1.1.	Regulatory Specifications - specifications approved by the regulatory agency to be applied to the product throughout its shelf life.

2.	Associated Documents:

	2.1.	002-10005, “SKY0101. Formulation 1.5 (US)”

	2.2.	002-10008, “SKY0101, Formulation 1.5. Interim Release (US)”

3.	References:

	3.1.	005-00019. “Dextrose in SKY0101”

	3.2.	005-00046. “Lyso-DOPC in SKY0101”

	3.3.	005-01002. “Appearance Test for DepoFoam™ Suspension Final Product”

	3.4.	005-01003, “Cholesterol in SKY0101”

	3.5.	005-01010, “Total and Percent Free Cytarabine in SKY0101”

	3.6.	005-01011. “Measurement of pH”

	3.7.	005-01012. “Chloroform in SKY0101”

	3.8.	005-01014. “Measurement of Osmolality”

	3.9.	005-01016. “Particle Size Analysis of DSKY0101”

	3.10.	005-01025. “DOPC in SKY0101”

	3.11.	005-01029. “Fill Volume of Final Product”

	3.12.	005-01054. “Triolein in SKY0101”

	3.13.	005-01059. “Cytarabine Related Substances in SKY0101”

	3.14.	005-01075. “DPPG in SKY0101”

	3.15.	005-01076. “Content Uniformity of SKY0101”

	3.16.	005-10003. “L-Lysine Level in SKY0101 Final Product by FSCE”

	3.17.	005-10012. “HIAC/ROYCO Particulate Matter Test for DSKY0101 Final Product”

	3.18.	005-90021. “In Vitro Release Assay for SKY0101”

APPENDIX IV – continued

SkyePharma Regulatory Specification for SKY01001 – Formulation 1.5 (US)

SkyePharma Inc. Specifications	Document Number: 006-40001.008 PCDOC#:0085877.01 Page 2 of 3

Regulatory Specifications for SKY0101- Formulation 1.5 (US)

4.	Regulatory Specifications for SKY0101 – Formulation 1.5 (US)-:

Test	Method**	Specification
Appearance	005-01002	[**]

Identity by HPLC	005-01010	[**]

Total Cytarabine	005-01010	[**]

% Free Cytarabine	005-01010	[**]

Content Uniformity	005-01076	[**]

pH	005-01011	[**]

Particle Size	005-01016	[**]

[**]

Oracil Arabinoside	005-01059	[**]

Cytosine	005-01059	[**]

Cytidine	005-01059	[**]

Uridine	005-01059	[**]

Uracil	005-01059	[**]

Total Cytarabine related imparities not including Uracil Arabinoside	005-01059	[**]

Cholesterol	005-01003	[**]

Triolein	005-01054	[**]

DPPG	005-01075	[**]

DOPC	005-01025	[**]

Lyso-DOPC	005-00046	[**]

Dextrose	005-00019	[**]

L-Lysine	005-10003	[**]

Chloroform	005-01012	[**]

Osmolality	005-01014	[**]

Fill Volume	005-01029	[**]

APPENDIX IV – continued

SkyePharma Regulatory Specification for SKY01001 – Formulation 1.5 (US)

SkyePharma Inc. Specifications	Document Number: 006-40001.008 PCDOC#:0085877.01 Page 3 of 3

Regulatory Specifications for SKY0101- Formulation 1.5 (US)

4.	Regulatory Specifications for SKY0101 – Formulation 1.5 (US)* (Continuation):

Test	Method**	Specification
Particulates	005-10012	[**]
	or USP <788>	[**]

In-Vitro Release Assay (ACSF)	005-90021
Day-0 Day-1 Day-2 Day-3 Day-4		[**]

Bacterial Endotoxins	LAL Chromogenic	[**]

Sterility	USP	[**]

*	Revision of these tests and specifications will affect Referenced Documents.
**	Latest revision level applies.